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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

Alliance One International

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ALLIANCE ONE INTERNATIONAL, INC.

8001 Aerial Center Parkway

Morrisville, North Carolina 27560

Notice of Annual Meeting of Shareholders

To be Held August 6, 2009

Dear Shareholder:

You are cordially invited to attend the 2009 Annual Meeting of Shareholders of Alliance One International, Inc. (the “Company”), to be held at the North Raleigh Hilton Hotel, Ballroom G, 3415 Wake Forest Road, Raleigh, North Carolina, on Thursday, August 6, 2009 at 10:00 a.m. to:

(a)	elect three directors for a three-year term expiring in 2012; and

(b)	ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending March 31, 2010;

(c)	approve the proposed amendment and restatement of the Alliance One International, Inc. 2007 Incentive Plan; and

(d)	transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on June 12, 2009 will be entitled to vote at the meeting.

The Company’s proxy statement and proxy are enclosed, as is the Annual Report to shareholders for the fiscal year ended March 31, 2009.

By Order of the Board of Directors

Henry C. Babb
Secretary

July 10, 2009

Important Notice Regarding the Availability of Proxy Materials

for

The Annual Meeting of Shareholders to be Held on August 6, 2009

The Proxy Statement and Annual Report are available on the internet at:

http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=25603

YOUR VOTE IS VERY IMPORTANT TO US. FOR VOTING INSTRUCTIONS, PLEASE SEE FREQUENTLY ASKED QUESTION NUMBER 6, WHICH APPEARS ON PAGE 3 OF THIS PROXY STATEMENT.

ALLIANCE ONE INTERNATIONAL, INC.

PROXY STATEMENT

-i-

FREQUENTLY ASKED QUESTIONS

1.	When and how was Alliance One International, Inc., formed?

On May 13, 2005, we completed the merger (the “Merger”) of Standard Commercial Corporation (“Standard Commercial”) with and into DIMON Incorporated (“DIMON”). Immediately following the Merger, DIMON changed its name to Alliance One International, Inc. (“Alliance One” or the “Company”).

2.	Who is soliciting my proxy?

The Board of Directors is soliciting your proxy for the annual meeting of shareholders to be held on Thursday, August 6, 2009, in order to provide you the opportunity to vote on all matters scheduled to come before the meeting, whether or not you attend the meeting in person.

3.	Who pays for the solicitation of proxies?

Alliance One bears the cost of soliciting proxies, and will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses reasonably incurred by them in sending proxy materials to the beneficial owners of stock. The Company may utilize employees to solicit proxies by mail, in person or by telephone. If necessary, the Company may engage the services of a proxy solicitor and would also bear the cost of such firm’s services and out-of-pocket expenses.

4.	Who is entitled to vote?

You may vote if you owned shares of Alliance One common stock on June 12, 2009, the date established by the Board for determining shareholders entitled to vote at the annual meeting. On that date there were 88,971,926 shares of common stock outstanding and entitled to vote, with each such share having the right to one vote.

5.	What is the difference between holding shares as a registered shareholder and holding the shares in street name?

If your shares are owned directly in your name with our transfer agent, American Stock Transfer & Trust Company (“American Stock Transfer”), you are considered a registered shareholder with respect to those shares.

If your shares are held in a brokerage account or by a bank, you hold the shares in street name.

6.	How do I vote my shares?

Even if you plan to attend the Annual Meeting, you are encouraged to vote your shares by proxy.

If you are a registered shareholder, you may vote your shares: (i) by returning a properly executed proxy card in the envelope provided; or (ii) in person at the Annual Meeting.

If you hold your shares in street name, you may vote: (i) via the internet, by telephone or by returning by mail a properly executed proxy card, depending upon the method(s) made available by your bank or broker; or (ii) in person at the Annual Meeting; however, to vote in person at the Annual Meeting you must contact your bank or broker and obtain a legal proxy to bring to the Annual Meeting.

7.	Will my shares be voted if I do not return my proxy card or instruction form?

If you are a registered shareholder or if you hold restricted stock, your shares will not be voted unless (i) your proxy card is signed and returned, or (ii) you attend the Annual Meeting and vote in person.

If your shares are held in street name, your shares may be voted even if you do not vote by internet, by telephone or by providing voting instructions on your proxy card. Brokerage firms have the authority under the New York Stock Exchange (“NYSE”) rules to vote shares on behalf of their customers on certain “routine” matters. The election of directors and the ratification of the selection of independent auditors are considered routine matters for which brokerage firms may vote shares without voting instructions from the customer. The approval of the proposed amendment and restatement of the Alliance One International, Inc. 2007 Incentive Plan is not considered a routine matter. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a broker non-vote.

8.	What does it mean if I receive more than one proxy card or instruction form?

It means that you have multiple accounts with our transfer agent and/or banks or brokers. Please vote all of the shares. For assistance consolidating your accounts to the extent possible, you may contact our transfer agent, American Stock Transfer, at 1-866-627-2656.

9.	Can I change my vote after returning my proxy card or instruction form?

If you are a registered shareholder you may revoke your proxy at any time before it is voted. A proxy can be changed or revoked by voting in person at the Annual Meeting, delivering another later dated proxy, or notifying Alliance One’s Secretary in writing that you want to change or revoke your proxy.

If you hold your shares in nominee or “street name” through a bank or broker, you must follow the instructions provided by your bank or broker, or contact your bank or broker regarding the revocation of your proxy. If you have obtained a legal proxy from your bank or broker giving you the right to vote your shares, you may change your vote by attending the Annual Meeting and voting in person.

All signed proxies that have not been revoked will be voted at the meeting.

10.	How many votes are needed to hold the meeting?

A quorum is necessary to conduct business at the annual meeting. A quorum is a majority of the issued and outstanding shares of Alliance One common stock as of June 12, 2009, either held by registered shareholders present in person at the meeting, or represented by proxy at the meeting. Abstentions, withheld votes and shares held by a broker or bank on behalf of their customers that are voted on any matter are counted for purposes of establishing a quorum at the meeting.

If a quorum is not present, the meeting may be adjourned from time to time by the vote of a majority of the shares present without notice other than announcement at the meeting.

11.	What items of business will be conducted at the meeting?

•	The election of three members to the Board of Directors to serve until the 2012 annual meeting, or until the election of their respective successors.

•	The ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending March 31, 2010.

•	The approval of the proposed amendment and restatement of the Alliance One International, Inc. 2007 Incentive Plan.

•	Any other business properly brought before the meeting.

12.	How many votes are needed to elect the nominees for director?

The election of each nominee for director requires a plurality of the votes cast by shareholders entitled to vote at the meeting. Because directors are elected by a plurality, abstentions, withheld votes and broker non-votes will have no effect on their election.

However, pursuant to the Company’s Corporate Governance Guidelines, any person (including an incumbent Director) nominated for election as a Director who is elected by a plurality of votes cast for his or her election, but who does not receive a majority of the votes cast for his or her election, must promptly tender his or her resignation following certification of the shareholder vote. Thereafter, the Board, acting on the recommendation of the Governance and Nominating Committee, must determine whether to accept the resignation within 90 days after the certification of the shareholder vote.

13.	How many votes are needed to ratify the selection of Deloitte & Touche LLP as the Company’s independent auditors?

The selection of Deloitte & Touche, LLP as the Company’s independent auditors will be ratified if the votes cast “For” exceed the votes cast “Against.” Abstentions and broker non-votes will not be included in the vote totals for the ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors.

14.	How many votes are needed to approve the proposed amendment and restatement of the Alliance One International, Inc. 2007 Incentive Plan?

The approval of the proposed amendment and restatement of the Alliance One International, Inc. 2007 Incentive Plan requires the affirmative vote of a majority of the shares of Common Stock cast on this proposal; provided that the total votes cast on the proposal represents more than 50% of the number of shares entitled to vote on the proposal. Pursuant to applicable NYSE requirements, abstentions and broker non-votes will be counted as being entitled to vote on the proposal to approve the proposed amendment and restatement of the Alliance One International, Inc. 2007 Incentive Plan. Abstentions will be treated as votes cast on this proposal, but broker non-votes will not be treated as votes cast on this proposal. As a result, broker non-votes will have no effect on the proposal to approve the proposed amendment and restatement of the Alliance One International, Inc. 2007 Incentive Plan, provided that the total votes cast on this proposal represents more than 50% of the number of shares entitled to vote on this proposal. Abstentions will have the same effect as a vote against the proposal to approve the proposed amendment and restatement of the Alliance One International, Inc. 2007 Incentive Plan.

15.	What if I do not specify how I want my shares voted?

Unless you specify to the contrary, all of your shares represented by valid proxies will be voted “FOR” the election of all director nominees, “FOR” ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors, “FOR” approval of the proposed amendment and restatement of the Alliance One International, Inc. 2007 Incentive Plan, and in accordance with the discretion of the proxy holders on any other matter that properly comes before the annual meeting.

16.	What if a nominee for director becomes unavailable for election?

In the event that any nominee becomes unavailable for election, the Board may either reduce the number of directors or choose a substitute nominee. If the Board selects a substitute nominee, shares represented by proxy will be voted for the substitute nominee.

17.	How will proxies be voted on other matters that are properly brought before the meeting?

The Company is not aware of any other business to be presented at the meeting. However, if any other matter is properly brought before the meeting, the proxies received will be voted on those items in accordance with the discretion of the proxy holders.

18.	Will the directors be present at the meeting?

It is Alliance One’s policy that directors attend the annual meetings of shareholders and we currently expect all of our directors to attend the 2009 Annual Meeting.

19.	Will shareholders have an opportunity to ask questions at the meeting?

Yes. Following action on the items to be presented to the shareholders for a vote at the meeting, Company representatives will be available to answer shareholder questions.

GOVERNANCE OF THE COMPANY

The Board fosters and encourages an environment of strong corporate governance, including disclosure controls and procedures, internal controls, fiscal accountability, high ethical standards and compliance with applicable policies, laws and regulations. Re-examining Company practices and setting new standards is an ongoing process as the area of corporate governance continues to evolve. Therefore, the Board has charged the Governance and Nominating Committee to periodically review and recommend appropriate changes to the Board’s governance practices and policies.

Shareholder Access to Governance Documents

Website

The Company’s governance-related documents are available on its website at www.aointl.com. Available documents include the Company’s Corporate Governance Guidelines, Code of Business Conduct and charters of the Audit, Executive Compensation, Finance, and Governance and Nominating Committees. When changes are made to any of these documents, updated copies are posted on the website as soon as practical thereafter.

Written Request

Copies of the Company’s governance documents are also available, free of charge, by written request addressed to: Corporate Secretary, Alliance One International, Inc., 8001 Aerial Center Parkway, P. O. Box 2009, Morrisville, North Carolina 27560.

Communications to the Board of Directors

Shareholders and interested parties may communicate with the Board of Directors, any committee of the Board, the Lead Independent Director or any individual director, as appropriate. Communications must be made in writing to the Corporate Secretary, Alliance One International, Inc., 8001 Aerial Center Parkway, P. O. Box 2009, Morrisville, North Carolina 27560. The Secretary will determine in his good faith judgment which communications to relay to the applicable directors.

See the paragraphs entitled “Shareholder Nominations - 2010 Annual Meeting” and “Shareholder Proposals - 2010 Annual Meeting,” for guidelines specific to those types of communications with the Board.

Code of Business Conduct

Alliance One has a Code of Business Conduct that clearly defines the Company’s expectations for legal and ethical behavior on the part of every Alliance One director, officer, employee and agent. The Code of Business Conduct also governs Alliance One’s principal executive officer, principal financial officer and principal accounting officer. It is designed to deter wrongdoing and promote honest and ethical business conduct in all aspects of the Company’s affairs. Any waiver of the Code of Business Conduct for any director or executive officer would require approval by the Board of Directors and would be disclosed immediately thereafter to shareholders via the Company’s website, www.aointl.com.

Corporate Governance Guidelines

The Alliance One Corporate Governance Guidelines, in conjunction with the charters of key Board committees, inform shareholders, employees, customers and other constituents of the Board’s principles as a governing body. The Guidelines are reviewed at least annually by the Board.

Determination of Independence of Directors

For a director to be deemed “independent,” the Board of Directors of Alliance One must affirmatively determine that the director has no material relationship with Alliance One either directly or as a partner, shareholder or officer of an organization that has a relationship with Alliance One. In making this determination, the Board applies the following standards:

•

A director who is an employee, or whose immediate family member is an executive officer of Alliance One, is not independent until three years after the end of such employment relationship. Employment as an interim Chairman or Chief Executive Officer will not disqualify a director from being considered independent following such employment.

•

A director who receives (or whose immediate family member receives) more than $120,000 per year in direct compensation from Alliance One is not independent until three years after he or she ceases to receive more than $120,000 per year in such compensation (excluding director and committee fees and pensions or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman or Chief Executive Officer will not count toward the $120,000 limitation.

•	A director who is a current partner or employee of (or whose immediate family member is a current partner of) Alliance One’s internal or external auditor is not independent.

•	A director who has an immediate family member who is an employee of Alliance One’s internal or external auditor and who personally works on the Company’s current audit is not independent.

•

A director who (or whose immediate family member) was within the past three years a partner or employee of Alliance One’s internal or external auditor and personally worked on the Company’s audit during that time is not independent.

•

A director who is employed (or whose immediate family member is employed) as an executive officer of another company where any of Alliance One’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or employment relationship.

•

A director who is an employee (or whose immediate family member is an executive officer) of a company that makes payments to, or receives payments from, Alliance One for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues is not independent until three years after falling below such threshold.

Governance and Nominating Committee Process

Alliance One’s Board of Directors has a Governance and Nominating Committee composed entirely of independent directors and governed by a charter. As stated in the charter, it is the responsibility of the Committee to identify and evaluate potential candidates to serve on the Board. Candidates may be identified through a variety of means, including professional or personal contacts of directors, shareholder recommendations or a third party firm engaged in the recruitment of directors.

Candidates are assessed by the Committee in view of the responsibilities, qualifications and independence requirements set forth in the Corporate Governance Guidelines. Candidate assessment begins with a review of the candidate’s background, education, experience and other qualifications. Candidates viewed favorably by the Committee then meet, either individually or collectively, with the Chairman of the Board, the Chairman of the Governance and Nominating Committee and other directors as appropriate, prior to being recommended for election to the Board.

An invitation to join the Board of Directors is extended only after a candidate’s qualifications have been reviewed by the Committee, the Committee has formally recommended the candidate to the Board for approval, and the Board has approved the candidate’s election by a majority vote. Invitations are extended on behalf of the Board by the Chairman.

The Committee may engage the services of a third party to assist in the recruitment of directors as necessary. To date, the Committee has not engaged the services of such a firm.

Minimum Director Qualifications

In order to qualify for service on the Alliance One Board of Directors, an individual must possess the following characteristics: integrity; the ability to actively participate in and contribute to the deliberations of the Board; the capacity and desire to represent the balanced, best interests of the shareholders; and sufficient time available to devote to the responsibilities of a director. Determination of whether an individual meets these qualifications is made in the business judgment of the Board.

In addition, the Company’s Corporate Governance Guidelines provide that individuals not be nominated for election to the Board after their 75th birthday. Last year, upon the recommendation of the Governance and Nominating Committee, the Board of Directors approved the waiver of such guideline with regard to the nomination of Mr. Joseph L. Lanier, Jr. for reelection to the Board at the 2008 annual meeting of shareholders. Mr.  Lanier abstained from participating in either the recommendation or approval of the waiver of such guideline.

Director Conflicts of Interest

The Alliance One Corporate Governance Guidelines provide that if an actual or potential conflict of interest arises for a director, the director is required to promptly inform the Chief Executive Officer and the Lead Independent Director. If a significant conflict exists and cannot be resolved, the Corporate Governance Guidelines call for the director to resign. The Corporate Governance Guidelines call for all directors to recuse themselves from any discussion or decision affecting their personal, business or professional interests.

Shareholder Nominations – 2010 Annual Meeting

Any shareholder entitled to vote in the election of directors generally may nominate at a meeting one or more persons for election as a director if written notice of such nomination or nominations is delivered or mailed to the Secretary of the Corporation in accordance with the Company’s Bylaws, which state that such notification must include:

•	the name, age and address of each proposed nominee;

•	the principal occupation of each proposed nominee;

•	the nominee’s qualifications to serve as a director;

•	the name and residence address of the notifying shareholders; and

•	the number of shares owned by the notifying shareholder.

To be received in accordance with the Company’s Bylaws, nominations for the 2010 Annual Meeting must be received not earlier than May 23, 2010 nor later than June 17, 2010. The Secretary of the Corporation will deliver all such notices to the Governance and Nominating Committee which will consider such candidates. The Governance and Nominating Committee shall thereafter make its recommendation to the Board of Directors, and the Board of Directors shall in turn make its determination with respect to whether such candidate should be nominated for election as a director.

Shareholder Proposals – 2010 Annual Meeting

To be considered for inclusion in the Company’s proxy statement for the 2010 Annual Meeting, shareholder proposals must be submitted in writing to the Secretary of the Corporation by March 12, 2010 and must be submitted in accordance with Rule 14a-8 of the Securities Exchange Act of 1934, the laws of the Commonwealth of Virginia and the Bylaws of the Company.

Pursuant to the Bylaws of the Company, in order for any business to be brought before the Annual Meeting by a shareholder, the proposal must be submitted in writing by May 11, 2010. The notice must include as to each matter the shareholder proposes to bring before the Annual Meeting:

•	a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting;

•	the name and record address of the shareholder proposing the business;

•	the number of shares beneficially owned by the shareholder; and

•	any material interest the shareholder has in such business.

BOARD OF DIRECTORS

PROPOSAL ONE

ELECTION OF DIRECTORS

The Company’s Bylaws provide that the Board of Directors will consist of ten directors, divided into three classes as nearly equal in number as possible. Each class of directors serves for three years and one class is elected at each annual meeting. The three directors nominated for election at the 2009 annual meeting to serve three-year terms are Mr. John M. Hines, Mr. Mark W. Kehaya and Mr. Martin R. Wade, III.

The Governance and Nominating Committee has recommended to the Board of Directors and the Board of Directors has approved, each of the nominees for election to the Board of Directors. Each nominee is currently a director of Alliance One, and has been determined by the Board to be independent from management. All nominees have consented to serve if elected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

Director Biographies

The following information is furnished with respect to the Company’s directors and nominees:

Class III

Nominees for the Term Expiring in 2012

John M. Hines – Age 69, Director since 1995

Private investor and consultant since 1996. Consultant to DIMON from July 1996 to June 1998. Executive Vice President of DIMON from April 1995 to June 1996.

Mark W. Kehaya – Age 41, Director since 2005

Partner at Meriturn Partners, LLC, an investment firm specializing in restructurings and turnarounds of middle-market companies, since January 2002. President, CEO and COO of Eturn Communications, Inc., a software solutions provider, from November 2000 to October 2001. Employed by Standard Commercial beginning in April 1993, serving variously as Assistant to the President, Finance Director of the Tobacco Division, Vice President-Planning, and as Chief Executive Officer of Standard Commercial’s tobacco processing facility in St. Petersburg, Russia, until March 2000.

Martin R. Wade, III – Age 60, Director since 2001

President and Chief Executive Officer of Broadcaster, Inc. (formerly International Microcomputer Software Inc.), a company engaged in the game development and telecommunications businesses, since September 2006, and Chief Executive Officer of International Microcomputer Software Inc., since September 2001. Director, President and Chief Executive Officer of Digital Creative Development Corporation (DC2), a developer of entertainment content companies focusing on broadband content delivery and providing Internet-related business-to-business services, from May 2001 to August 2001. Director and Executive Vice President of DC2 from June 2000 to April 2001. Managing Director of Prudential Securities, Inc., a global securities firm, from May 1998 to June 2000.

Other public company directorships: Broadcaster Inc.; Nexmed, Inc.

Class I

Directors with Terms Expiring in 2010

Robert E. Harrison – Age 55, Director since 2005

Chairman of the Board of Directors of Alliance One since August 16, 2008. President and Chief Executive Officer of Alliance One since January 1, 2007. President and Chief Operating Officer of Alliance One from May 13, 2005 to December 31, 2006. President and Chief Executive Officer of Standard Commercial from August 1996, and Chairman of its Board of Directors from August 2003 to May 13, 2005.

B. Clyde Preslar – Age 55, Director since 2005

Senior Vice President and Chief Financial Officer of RailAmerica, Inc., a leading short line and regional rail service provider, since May 2008. Private consultant December 2006 to April 2008. Executive Vice President and Chief Financial Officer of Cott Corporation, a manufacturer of non-alcoholic beverage products, from August 2005 to December 2006. Vice President, Secretary and Chief Financial Officer of Lance, Inc., a manufacturer, marketer and distributor of snack food products, from February 2002 to August 2005, and Vice President and Chief Financial Officer of Lance from April 1996 to February 2002.

Norman A. Scher – Age 71, Director since 1995

Vice Chairman of the Board of Directors of Tredegar Corporation, a manufacturer of plastic films and aluminum extrusions, since March 2006. President and Chief Executive Officer of Tredegar from September 2001 through February 2006. Executive Vice President and Chief Financial Officer of Tredegar from July 1989 to September 2001.

Other public company directorships: Tredegar Corporation.

Class II

Directors with Terms Expiring in 2011

C. Richard Green, Jr. – Age 65, Director since 2003

Retired since April 2002. Non-Executive Director of ITC Limited, a company in India engaged in operating hotels, agricultural exports and manufacturing cigarettes and paperboard, from July 1999 to April 2008. Regional Director of British American Tobacco, a multinational tobacco company, from January 1999 to April 2002.

Nigel G. Howard – Age 63, Director since 2005

Retired since December 2003. Non-Executive Chairman of Zotefoams PLC, a manufacturer of industrial foams, from January 2007 to present, and Non-Executive Director of Zotefoams from January 2006 to December 2006. Deputy Chief Executive of The Morgan Crucible Company plc, a designer, developer and supplier of products made from carbon, ceramic and magnetic materials, from September 2002 to December 2003, and Director of The Morgan Crucible Company from September 1992 to December 2003. Deputy Chairman, Assam Carbon Products, Ltd., India, March 1977 to August 2005.

Other public company directorships: Zotefoams PLC.

Joseph L. Lanier, Jr. – Age 77, Director since 1995

Retired since August 2006. Chairman of the Board of Dan River, Inc., a textile manufacturer, from November 1989 to August 2006. Chief Executive Officer of Dan River, Inc. from November 1989 to February 2005. Non-Executive Chairman of the Board of DIMON from May 1999 to February 2003.

Other public company directorships: Flowers Foods, Inc.; Torchmark Corporation.

William S. Sheridan – Age 55, Director since 2005

Executive Vice President and Chief Financial Officer of Sotheby’s, an auctioneer of fine art and antiques, since 1996. Prior thereto, Mr. Sheridan was a partner at the accounting and consulting firm of Deloitte & Touche.

Independence

The Board has affirmatively determined that the directors and nominees listed herein, with the exception of Mr. Harrison who is an employee of the Company, are independent as that term is defined under the Corporate Governance Standards of the New York Stock Exchange.

Board Committees and Membership

The Board has standing Audit, Executive, Executive Compensation, Finance and Governance and Nominating Committees. With the exception of the Executive Committee, each committee operates under a charter approved by the Board. Such charters, containing descriptions of the committees’ responsibilities, are available on our website, www.aointl.com. All members of the Audit, Executive Compensation and Governance and Nominating Committees meet the requirements for independence set forth by the New York Stock Exchange in Section 303A.02 of the Listed Company Manual and all members of the Audit Committee also meet the requirements for independence under Section 303A.07 of the Listed Company Manual.

The following table indicates the current membership of, and number of meetings held during fiscal year 2009 by, each committee of the Board:

Name	Audit		Executive		Executive Compensation		Finance		Governance and Nominating
Mr. Green	X		X
Mr. Harrison			X
Mr. Hines							X		X
Mr. Howard					X
Mr. Kehaya							X	*
Mr. Lanier					X				X	*
Mr. Preslar	X	*
Mr. Scher					X	*
Mr. Sheridan			X	*					X
Mr. Wade	X						X
FY 2009 Meetings	8		0		8		6		4

*	Chair

The Audit Committee currently consists of Mr. Preslar (Chairman), Mr. Green and Mr. Wade. This Committee’s principal responsibilities include overseeing accounting policies, auditing and reporting practices; selecting, overseeing, evaluating, compensating and replacing independent auditors; overseeing the internal audit function; evaluating the adequacy and effectiveness of internal controls and risk management policies; overseeing compliance with legal and regulatory requirements; providing for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters; and preparing a committee report for inclusion in the annual proxy statement.

The Executive Committee currently consists of Mr. Sheridan (Chairman), Mr. Green and Mr. Harrison. This Committee meets on call and has the authority to act in behalf of the Board when the full Board is not in session.

The Executive Compensation Committee currently consists of Mr. Scher (Chairman), Mr. Howard and Mr. Lanier. This Committee’s principal responsibilities include reviewing and approving incentive compensation and equity-based plans consistent with shareholder-approved plans; where appropriate, making recommendations to the Board with respect to new incentive compensation plans and equity-based plans for Board or shareholder approval; reviewing and approving salaries and incentive awards for executive officers; reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer (the “CEO”); evaluating CEO performance; recommending to the independent directors the compensation of the CEO, including base salary and incentive awards; and preparing a committee report on executive compensation for inclusion in the annual proxy statement.

The Finance Committee currently consists of Mr. Kehaya (Chairman), Mr. Hines and Mr. Wade. This Committee’s principal responsibility is to assist the Board with regard to the Company’s financial policies and practices.

The Governance and Nominating Committee currently consists of Mr. Lanier (Chairman), Mr. Hines and Mr. Sheridan. This Committee’s principal responsibilities include analyzing the structure, size and composition of the Board; developing and monitoring director selection criteria; identifying, recruiting, evaluating and recommending to the Board qualified nominees for election to the Board of Directors at the Annual Meeting of Shareholders; reviewing and recommending to the Board Corporate Governance Guidelines; overseeing the adoption and periodic review of committee charters; overseeing the Company’s Compliance Program; recommending to the Board, when appropriate, the removal of a director; recommending to the Board directors to serve as Chairman, Lead Independent

Director, committee chairs and committee members; recommending to the Board the retirement policy and remuneration of non-employee directors; providing for Board and committee self-evaluations; and reporting to the Board its conclusions regarding the Board’s effectiveness and performance.

Board Meetings

Alliance One’s non-management directors, all of whom are independent as that term is defined by the Corporate Governance Standards of the New York Stock Exchange, meet regularly in executive session. In accordance with Alliance One’s Corporate Governance Guidelines, the Lead Independent Director presides at executive sessions of non-management directors. During fiscal year 2009, Mr. Sheridan served as Lead Independent Director. The Board typically determines the Lead Independent Director at the first meeting of the Board of Directors following the annual shareholders meeting in conjunction with committee assignments.

During fiscal year 2009, there were seven meetings of the Board of Directors, and no director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and the committees on which he served. All ten directors then in office attended the 2008 annual meeting.

Compensation of Directors

Directors who are employees of the Company or its subsidiaries or who serve as paid consultants to the Company are not compensated for their services as director. The following table represents the fiscal 2009 compensation for all directors other than Mr. Harrison, whose compensation as Chief Executive Officer is disclosed herein under the section entitled “Executive Compensation Tables.”

Director Compensation
Name	Fees Earned or Paid in Cash(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	Total($)
C. Richard Green	$55,500	$44,253	$0	$99,753

John M. Hines	$58,500	$44,253	$0	$102,753

Nigel G. Howard	$54,000	$44,253	$0	$98,253

Mark W. Kehaya	$55,000	$44,253	$0	$99,253

Joseph L. Lanier, Jr.	$64,000	$44,253	$0	$108,253

B. Clyde Preslar	$63,000	$44,253	$0	$107,253

Norman A. Scher	$60,500	$44,253	$0	$104,753

William S. Sheridan	$62,000	$44,253	$0	$106,253

Martin R. Wade, III	$64,500	$44,253	$0	$108,753

(1)	Non-employee directors (directors who are neither employees nor paid consultants of the Company) receive an annual cash retainer paid in quarterly installments. During the 2009 fiscal year, such retainer payments were based on the following schedule:

Type of Service	Annual Retainer
Board Member		$33,000
Audit Committee Chair	+$	7,500
Executive Compensation Committee Chair	+$	5,000
Executive Committee Chair	+$	2,500
Finance Committee Chair	+$	2,500
Governance & Nominating Committee Chair	+$	2,500
Lead Independent Director	+$	10,000

Throughout the 2009 fiscal year, non-employee directors also received a fee of $1,500 for each board meeting attended in person or by phone, and $1,500 for each committee meeting attended in person or by phone.

(2)	Pursuant to the Incentive Plan approved by shareholders on August 16, 2007 (the “2007 Incentive Plan”), non-employee directors may be granted common stock, performance shares or options to purchase common stock for a per share exercise price equal to the fair market value of one share of common stock on the date of the grant. On July 31, 2008, pursuant to the 2007 Incentive Plan and upon approval by the Board, each non-employee director was awarded 9,900 shares of restricted stock. The restricted stock has a vesting date of one year from the date of grant. The values shown for the restricted stock reflect the grant date fair value calculated in accordance with SFAS 123R associated with these restricted shares on the date of grant.
(3)	Alliance One’s non-employee directors were previously eligible to participate in a Compensation Deferral Plan, which was approved by the Board on June 23, 2003, but frozen as of December 31, 2004. Effective December 18, 2008, the Compensation Deferral Plan was terminated. Mr. Lanier was the only participant in the plan during fiscal year 2009, and effective with the termination of the Plan, Mr. Lanier received the entire balance of his account and unrestricted stock grants that had been deferred under the Plan. No deferrals were made during the year. Under the Compensation Deferral Plan, a non-employee director could elect to defer all or any portion of the cash or equity based compensation received and have the deferred amount credited to a notional account under such plan. Cash compensation deferred was adjusted monthly for investment gains and losses using the 10-year Treasury Bond Index as a benchmark. Stock based compensation deferred was adjusted monthly for gains and losses using the closing price of Alliance One common stock as of month-end or the date of termination of the Plan. The aggregate change in value of Mr. Lanier’s account under the plan, including the changes in the closing price of Alliance One common stock, from April 1, 2008 to December 18, 2008, was a decrease of $51,481.61.

Other Agreements and Business Relationships

Mr. Hines had an employment agreement with the Company prior to his retirement, effective July 1, 1996. Under his employment agreement, as amended, Mr. Hines is entitled to receive annual payments of $120,000 through October 31, 2011.

OWNERSHIP OF EQUITY SECURITIES

Stock Ownership of Management

The following table provides information as of April 30, 2009, with respect to the direct and indirect ownership of common stock by (1) each director and nominee for director; (2) each of the Company’s named executive officers; and (3) all directors, nominees and executive officers of the Company as a group. On April 30, 2009, there were 88,793,426 shares of Alliance One common stock outstanding, which number does not include shares owned by wholly-owned subsidiaries of the Company which are not entitled to vote their shares or to receive any dividends with respect to such shares.

Name of Beneficial Owner	Number of Shares with Sole Voting and Investment Power(1)	Number of Shares with Shared Voting and Investment Power(2)		Number of Shares Beneficially Owned(1)(2)	Percent of Class(1)(2)
Henry C. Babb	112,540	0		112,540	*
C. Richard Green, Jr.	14,400	17,500		31,900	*
Robert E. Harrison	536,780	0		536,780	*
John M. Hines	24,509	16,000		40,509	*
Nigel G. Howard	28,716	0		28,716	*
Hilton Kappaun	107,439	0		107,439	*
Mark W. Kehaya	1,077,309	2,836,273	(3)	3,913,582	4.41%
Joseph L. Lanier, Jr.	86,974	0		86,974	*
Michael K. McDaniel	107,894	0		107,894	*
William D. Pappas	87,197	0		87,197	*
B. Clyde Preslar	66,237	3,000		69,237	*
Norman A. Scher	60,463	0		60,463	*
Robert A. Sheets	34,973	0		34,973	*

William S. Sheridan	77,790	0	77,790	*
J. Pieter Sikkel	52,225	0	52,225	*
Martin R. Wade, III	53,700	0	53,700	*
Executive Officers, Directors and Nominees For Director as a Group (includes 16 people total)	2,529,146	2,872,773	5,401,919	6.08%

*	Less than 1%.
(1)

Includes shares of common stock that may be acquired upon exercise of options that are currently exercisable or will become exercisable within sixty days of April 30, 2009, as follows: Mr. Babb, 54,000 shares; Mr. C.R. Green, 4,500 shares; Mr. Harrison, 242,475 shares; Mr. Hines, 14,500 shares; Mr. Howard, 0 shares; Mr. Kappaun, 78,500 shares; Mr. Kehaya, 12,000 shares; Mr. Lanier, 44,500 shares; Mr. McDaniel, 54,000 shares; Mr. Pappas, 63,000 shares; Mr. Preslar, 12,000 shares; Mr. Scher, 19,500 shares; Mr. Sheets, 0 shares; Mr. Sheridan, 12,000 shares; Mr. Sikkel, 28,750 shares; Mr. Wade, 14,500 shares; and the officers, directors and nominees as a group, 654,225 shares.

Also includes restricted shares of common stock held as of April 30, 2009, as follows: Mr. Babb, 13,200 shares; Mr. C.R. Green, 9,900 shares; Mr. Harrison, 102,300 shares; Mr. Hines, 9,900 shares; Mr. Howard, 9,900 shares; Mr. Kappaun, 15,900 shares; Mr. Kehaya, 9,900 shares; Mr. Lanier, 9,900 shares; Mr. McDaniel, 13,200 shares; Mr. Pappas, 13,200 shares; Mr. Preslar, 9,900 shares; Mr. Scher, 9,900 shares; Mr. Sheets, 0 shares; Mr. Sheridan, 9,900 shares; Mr. Sikkel, 15,900 shares; Mr. Wade, 9,900 shares; and the officers, directors and nominees as a group, 262,800 shares.

The restricted shares awarded to executive officers in fiscal 2008 and 2009 are restricted for three years from the date of the award, provided the recipient remains in the employ of the Company. The restricted shares awarded to non-employee directors remain restricted for one year from the date of the award, provided the recipient remains on the Board of the Company. Each of the recipients retains the right to vote the shares and receive any dividends on the shares until the shares are forfeited. The restricted shares cannot be transferred or assigned before they vest.

This number also includes shares owned by minor child(ren) of the reporting person, or held in a trust or other estate planning vehicle over which the reporting person is understood to have sole voting and investment power.

(2)	Includes shares owned by the spouse of the reporting person, either directly, jointly with the reporting person or as custodian for the minor child(ren) of the reporting person.
(3)

Includes 2,819,909 shares as of April 30, 2009, in certain trusts of which Mr. Kehaya is a co-trustee, and with respect to which Wells Fargo & Company and Wachovia Bank NA, are being reported as having shared dispositive power.

Stock Ownership of Certain Beneficial Owners

The following table sets forth the only persons known to the Company to be the beneficial owner of more than five percent of the outstanding shares of common stock of the Company as of the dates set forth in the footnotes to the table:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class(1)
Barclays Group Investors, NA, et al.(2) 40 Howard Street San Francisco, CA 94105	6,337,409	7.14%

The Baupost Group, L.L.C.(3) SAK Corporation Seth A. Klarman 10 St. James Avenue, Suite 2000 Boston, MA 02116	6,156,400	6.93%

T. Rowe Price Associates, Inc.(4) 100 E. Pratt Street Baltimore, MD 21202	5,779,947	6.51%

Bay Harbour Management, L.C.(5) 375 Park Avenue, 20th Floor New York, NY 10152	5,594,979	6.30%

Wells Fargo & Company(6) 420 Montgomery Street San Francisco, CA 94163	5,152,499	5.80%

(1)

All percentages are based on 88,793,426 shares of Alliance One common stock outstanding on April 30, 2009, which number does not include shares owned by wholly-owned subsidiaries of the Company which are not entitled to vote their shares or to receive any dividends with respect to such shares.

(2)

Based solely on a Schedule 13G filed on February 5, 2009, reporting information as of December 31, 2008, that indicates that Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Advisors, Ltd., Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG, collectively beneficially own 6,337,409 shares, having sole voting power over 5,008,712 shares and sole dispositive power over 6,337,409 shares.

(3)

Based solely on a Schedule 13G filed on February 12, 2009, reporting information as of December 31, 2008, that indicates that The Baupost Group, L.L.C., SAK Corporation and Seth A. Klarman are the beneficial owners of 6,156,400 shares, and have shared voting power over 6,156,400 shares and shared dispositive power over 6,156,400 shares.

(4)

Based solely on a Schedule 13G filed on February 10, 2009, reporting information as of December 31, 2008, that indicates that T. Rowe Price Associates, Inc., is the beneficial owner of 5,779,947 shares and has sole voting power over 2,126,813 shares and sole dispositive power over 5,779,947 shares.

(5)

Based solely on a Schedule 13G filed on February 13, 2009, reporting information as of December 31, 2008, that indicates that Bay Harbour Management, L.C., is the beneficial owner of 5,594,979 shares and had the sole voting and dispositive power over such shares, and that such shares are held by Bay Harbour Master Ltd., an investment fund advised by Bay Harbour Management L.C.

(6)

Based solely on a Schedule 13G filed on January 29, 2009, reporting information as of December 31, 2008, that indicates that Wells Fargo & Company was the beneficial owner of 5,152,499 shares and had sole voting power over 5,152,499 shares, sole dispositive power over 2,124,985 shares and shared dispositive power over 2,819,909 shares, and Wachovia Bank, NA had sole voting power over 4,889,418 shares, sole dispositive power over 2,069,509 shares and shared dispositive power over 2,819,909 shares. The 2,819,909 shares as to which Wells Fargo & Company and Wachovia Bank, NA have shared dispositive power are held in certain trusts of which Mr. Mark W. Kehaya, a director of the Company, is a co-trustee.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company believes that during the fiscal year ended March 31, 2009, all reports for the Company’s executive officers and directors that were required to be filed under Section 16(a) of the Securities Exchange Act of 1934 were filed on a timely basis, except that one report for each of the following officers (with respect to the tax withholding of restricted shares upon the vesting of those shares), was filed late: Henry C. Babb, Robert E. Harrison, Hilton Kappaun, Michael K. McDaniel, William D. Pappas, Hampton R. Poole, Jr., and J. Pieter Sikkel.

AUDIT MATTERS

Audit Committee Members and Meetings

Alliance One’s Board of Directors has an Audit Committee that is composed of Mr. Preslar (Chairman) and Messrs. Green and Wade. The Board has determined that each of the Audit Committee members meets the requirements for independence set forth by the New York Stock Exchange in Sections 303A.02 and 303A.07 of the Listed Company Manual. The Committee met eight times during fiscal year 2009.

Audit Committee Charter

The Audit Committee is governed by a written charter adopted by the Board of Directors. The Audit Committee charter was last published with the Company’s proxy statement in 2007, and is currently available on the Company’s website, www.aointl.com.

Financial Literacy and Expertise

The Board, upon recommendation of the Governance and Nominating Committee, has determined that each member of the Audit Committee is financially literate as that term is interpreted by the Board in its business judgment. The Board has further determined that Mr. Preslar meets the requirements of an audit committee financial expert, as that term is defined by the SEC in Item 401(h) of Regulation S-K. As stated above, Mr. Preslar has been determined to be independent from management in accordance with the categorical standards described above and the NYSE listed company guidelines.

Other Audit Committee Service

The Company currently does not limit the number of audit committees on which its Audit Committee members may serve. However, the Audit Committee charter approved by the Board stipulates that, if an Audit Committee member simultaneously serves on the audit committee of more than three public companies, the Board must determine that such simultaneous service would not impair the ability of the director to effectively serve on the Company’s Audit Committee and disclose such determination in the annual proxy statement. None of the Audit Committee members currently serves on more than three audit committees of public companies.

Audit Committee Functions

The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to the Company’s accounting and financial reporting practices, and the quality and integrity of the Company’s financial reports. This includes the oversight of Alliance One’s financial statements provided to any governmental or regulatory body, the public or other users; the effectiveness of Alliance One’s internal control process; and Alliance One’s engagement of independent auditors. The Committee’s functions are described more fully in the section entitled “Board Committees and Membership.”

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities the Committee reviewed with management the audited financial statements in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61, and the Committee has discussed any items required to be communicated to it by the independent auditors in accordance with regulations promulgated by the Securities and Exchange Commission and the Public Company Accounting Oversight Board and standards established by the American Institute of Certified Public Accountants and the Independence Standards Board.

The Committee has received from the independent auditors a letter describing any relationships with the Company that may bear on their independence and has discussed with the independent auditors the auditors’ independence from the Company and its management. The Committee has pre-approved all fiscal year 2009 audit and permissible non-audit services provided by the independent auditors and the fees for those services. As part of this process, the Committee has reviewed the audit fees of the independent auditors. It has also reviewed non-audit services and fees to assure compliance with regulations prohibiting the independent auditors from performing specified services that might impair their independence as well as compliance with the Company’s and the Committee’s policies.

The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2009 for filing with the Securities and Exchange Commission.

Audit Committee:

B. Clyde Preslar, Chairman

C. Richard Green, Jr.

Martin R. Wade, III

Policy for Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by the independent auditors. These services include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of service and is subject to a specific budget. The Audit Committee requires the independent auditors and management to report at Audit Committee meetings throughout the year on the actual fees charged for each category of service.

During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the original pre-approval. In those instances the Audit Committee requires specific pre-approval before engagement. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The Chairman of the Audit Committee must report on such pre-approvals at the next scheduled Audit Committee meeting.

Independent Auditors

Deloitte & Touche LLP (“Deloitte & Touche”), audited the Company’s accounts for the fiscal years ended March 31, 2009 and March 31, 2008; and, as more fully described below in Proposal Two, has been selected by the Audit Committee to serve as Alliance One’s independent auditors for the fiscal year ending March 31, 2010.

Audit and Non-Audit Fees

Set forth below are the fees billed to the Company by Deloitte & Touche in connection with services rendered during the fiscal years ended March 31, 2008 and March 31, 2009:

	FY 2008	FY 2009
Audit Fees(1)	$4,195,532	$4,522,111
Audit-Related Fees(2)	311,550	37,628
Tax Fees(3)	115,705	62,153
All Other Fees(4)	—	340,886
Total	$4,622,787	$4,962,778

(1)

Audit Fees. Audit Fees consist of professional services rendered in the audit of the Company’s annual financial statements, review of the Company’s quarterly financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, such as comfort letters, statutory audits, attest services, consents and assistance with reporting requirements.

(2)

Audit-Related Fees. Audit-Related Fees consist of assurance and related services performed by the independent auditor that are reasonably related to the performance of the audit or review of financial statements and may include, among others, employee benefit plan audits, due diligence related to mergers and acquisitions, internal control reviews, consultation regarding financial accounting and reporting standards, and services provided in conjunction with the Merger.

(3)	Tax Fees. Tax Fees consist of services performed by the independent auditor for tax compliance, tax planning and tax advice.
(4)

All Other Fees. Amounts paid to Deloitte & Touche during fiscal year 2009 relate to consulting services rendered on internal controls issues in connection with the Company’s implementation of SAP. There were no fees billed or services rendered by Deloitte & Touche during fiscal years 2009 and 2008 other than those described above.

PROPOSAL TWO

RATIFICATION OF DELOITTE & TOUCHE AS INDEPENDENT AUDITORS

The Audit Committee has selected the firm of Deloitte & Touche to serve as the Company’s independent auditors for the fiscal year ending March 31, 2010, and has directed that management submit the selection of independent auditors to the shareholders for ratification at the Annual Meeting. Representatives of Deloitte & Touche are expected to attend the shareholder meeting, will have an opportunity to make a statement if they so desire, and will also be available to respond to appropriate questions.

Shareholder ratification of the selection of Deloitte & Touche as the Company’s independent auditors is not required by the Company’s bylaws or otherwise. However, we are submitting the selection of Deloitte & Touche to the shareholders for ratification as a matter of good corporate practice. If the appointment of Deloitte & Touche is not ratified by the shareholders, the Audit Committee will reconsider whether or not to retain Deloitte & Touche. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 2010.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Alliance One is principally engaged in the intensely competitive, cyclical and challenging business of purchasing, processing, storing and selling leaf tobacco in the United States, Africa, Europe, South America and Asia, which involves a significant degree of global complexity and risk. In such an environment, the Company believes that the experience and continuity of the executive leadership team is critical to its success. This Compensation Discussion and Analysis describes Alliance One’s fiscal 2009 executive compensation program.

Compensation Philosophy and Core Principles

The Company believes that its ability to attract, motivate and retain senior executives is significantly influenced by the quality and competitiveness of our compensation and benefits programs. The primary objectives of Alliance One’s compensation and benefit programs are:

•	to enhance the recruitment and retention of executive talent;

•	to support a pay-for-performance culture which encourages and rewards the achievement of Company and individual objectives; and

•	to reinforce Alliance One’s commitment to enhance long-term shareholder value.

The Company seeks to accomplish such objectives while maintaining a cost-effective structure that is aligned with the interests of its shareholders. To meet these objectives, the compensation programs must be competitive and reflect an appropriate balance of “at risk” vs. fixed and cash vs. equity compensation. The Executive Compensation Committee (the “Committee”) of the Board of Directors periodically reviews the compensation programs in light of the Company’s strategic goals and operation strategy, competitive market practices and emerging issues within the compensation landscape, with a goal of ensuring alignment with the core compensation principles and objectives of the Company. Accordingly, the compensation mix may vary over time and among executives. Overall compensation levels are targeted at the median of competitive practice, but actual pay earned varies based on Company and individual performance.

Process and Procedure for Determining Compensation of Executive Officers

The Board of Directors has charged the Committee with the responsibility for establishing executive compensation policies and overseeing the development and management of total compensation levels and programs for the CEO and other executive officers. As part of this responsibility, the Committee, along with the other Independent Directors, also evaluates the performance of the CEO and determines the CEO’s compensation based on such performance assessment as well as Alliance One’s compensation philosophy.

Under its charter, the Committee is responsible for selecting and retaining its objective advisors. For fiscal 2009, the Committee retained Mercer (US) Inc. (“Mercer” or the “Consultant”) as a third party advisor to provide objective advice, research and evaluation related to executive compensation. In such capacity, Mercer reported directly to the Committee and met regularly with the Committee Chair and the Committee both with and without management present. Based on independent data provided by Mercer, as well as individual performance evaluation results, the CEO made a recommendation to the Committee for the compensation of all executive officers, other than his own. In addition, the CEO and the Senior Vice President of Human Resources provided the Committee with additional market data to gauge overall compensation.

For fiscal 2009, in determining and assessing the compensation levels and structure, the Committee reviewed and considered market data and information provided by Mercer, individual compensation tally sheets prepared by the Company showing a summary total of all elements of compensation, individual performance evaluation results and recommendations from the CEO. Given the limited number of direct competitors for which data is available, the market data provided by Mercer was obtained from independent published compensation surveys as well as from a selected group of peer companies satisfying one or more of the following criteria:

•	Direct competitor;

•	Similar size and operating characteristics to the Company based on market cap and revenue;

•	Companies we believe we may compete with for executive officers; and

•	Companies providing services to our customers

For fiscal 2009, the following 12 companies were selected by the Committee for use as the group of peer companies:

Performance Food Group Company	Nash Finch Company	Universal Corporation

UAP Holding Corp.	Corn Products International, Inc.	United Natural Foods, Inc.

Spartan Stores, Inc.	Rock-Tenn Company	Handleman Company

The Andersons, Inc.	Wausau Paper Corp.	Schweitzer-Mauduit International, Inc.

The Committee uses a consistent approach for all executive officers but also exercises appropriate business judgment in how it applies these standard approaches to the facts and circumstances associated with each executive. Overall, the Committee uses the market data as a competitive benchmarking tool, not the absolute guideline, for establishing compensation levels, mixes and pay practices.

Elements of Compensation

The core elements of the Compensation for the executive officers, including the Named Executive Officers of Alliance One, are described in the following table:

Element	Description	Objective
Base salary (typically 30% - 40% percent of an officer’s target compensation)	Fixed compensation typically set within range of market median

•        Provides base economic security at a level consistent with competitive practices

•        Reflects role and responsibility of executive

•        Impacted by individual performance, experience, level of responsibility and future potential.

Annual incentives (typically 20% - 25% of an officer’s target compensation)	Variable cash compensation linked to corporate and individual objectives Includes threshold, target, and maximum objectives	• Provides alignment to annual operating strategy through corporate objectives • Aligns with individual performance via individual objectives

Long-term incentives (typically 40% - 50% of an officer’s target compensation)	Long-term equity compensation For 2009, compensation provided via performance share units and performance based restricted stock units

•        Provides link to shareholder value creation

•        Strengthens mutuality of interests between officers and shareholders

•        Motivates and rewards for financial performance over a sustained period

•        Holding period fosters retention of key employees

Benefits and Perquisites	Healthcare Life and disability insurance Retirement and pension plans Basic benefit participation offered to other employees	• Ensure employee health, welfare, and retirement needs • Fosters retirement and savings planning • Provides retirement security

Base Salaries

Base salary levels represent a moderate percentage of overall compensation opportunity to the executive officers. However, base salaries serve as a foundation of Alliance One’s compensation program, as the majority of other compensation elements are generally determined as a percentage of base salary. Base salary levels are targeted to approximate the median salary of those presented in competitive market data. However, the amount set for an individual’s salary may deviate from the market median based on the Committee’s subjective evaluation of a number of distinct factors, including the role and nature of the job relative to market information as well as the individual’s performance. Base salaries are adjusted periodically (typically in April at the start of the fiscal year), based on competitive market changes, individual and corporate performance, modifications in job responsibilities, the executive’s position within his or her respective salary range and the Committee’s subjective assessment of the executive’s future potential and value to the Company.

For fiscal 2009, the Committee determined annual base salary increases based on a variety of factors including the Committee’s subjective evaluation of individual performance, the executive’s salary as compared to the median salary of those presented in competitive market data and the executive’s total compensation, including all cash and equity components. For 2009, the following salaries were approved for each of the officers listed in our Summary Compensation Table (the “Named Executive Officers”), which are at or below the market median when compared to the median salary of those presented in the competitive market data:

Named Executive Officer	FY2008 Salary	FY2009 Salary	% Increase
Robert E. Harrison	$603,000	$650,000	7.8%
Robert A. Sheets	n/a	$310,000	n/a
J. Pieter Sikkel	$275,000	$300,000	9.1%
Hilton Kappaun	$275,000	$300,000	9.1%
Henry C. Babb	$290,000	$300,000	3.4%

The increases in base salary for Messrs. Harrison, Sikkel and Kappaun were made to bring their salaries more in line with the market.

Effective April 1, 2008, Mr. Sheets was hired as Executive Vice President and Chief Financial Officer. Consistent with our compensation strategy, his salary was determined based on competitive market data provided by Mercer, Mr. Sheets’ job responsibilities and the Committee’s subjective assessment of his future potential and value to the Company.

Incentives

Alliance One places emphasis on performance-driven pay delivered through short- and long-term incentives. For fiscal 2009 the Committee made two significant changes to the annual incentive and long-term incentive executive compensation programs to further align executive officers’ compensation with the Company’s short-term and long-term performance. To help drive performance, under the annual incentive plan, the Committee increased the maximum potential payout from two times to three times target award levels for the Company performance measures as detailed below in the Annual Incentives section. To further align long-term performance and rewards with shareholder interests, under the long-term incentive plan the Committee approved the exclusive use of performance-contingent shares for senior executives as detailed below in the section entitled “Long-Term Incentives.”

Annual Incentives

The purpose of the annual incentive plan is to reward the achievement of key corporate financial and strategic objectives that lead to business growth and increased shareholder value as well as overall individual performance and leadership by providing competitive annual cash compensation for executive officers. For 2009, the Committee adopted the Management Incentive Plan (the “MIP”), pursuant to which executive officers were eligible for cash bonus awards. Annual incentive opportunities under the MIP are targeted at the median of competitive market data and actual awards are closely calibrated to the level of both Company and individual performance achieved. Annual incentives under the MIP are structured to provide for varying target award opportunities expressed as a percentage of annual base salary with the target award opportunity percentage increasing the higher an executive officer’s position is within the Company.

Each year management presents to the Board an operating strategy and financial plan for the year. The Committee, with input from management and Mercer, utilizes the operating strategy and financial plan in establishing and approving the MIP’s key performance measures and corporate goals for the year. For fiscal 2009 the MIP based 80% of each executive’s award opportunity on overall Company performance and 20% on individual performance objectives. Company performance was measured using an equally weighted combination of (a) consolidated earnings before interest and taxes (“EBIT”), and (b) a consolidated “economic profit” measure based on earnings less the opportunity cost of the net assets employed in the business. The Company studied a number of financial metrics and determined that EBIT and economic profit closely aligned with shareholder value creation. The Company performance goals are expressed as “threshold,” “target,” and “maximum” objectives for the executives and serve as a benchmark for assessing each executive’s performance for the fiscal year. “Threshold” is the minimum level of performance above which MIP awards begin and achievement above “threshold” but less than “target” results in a weighting of less than 100% of the target bonus opportunity; achievement of the “target” goal is rewarded at 100% of the target bonus opportunity; and, achievement between “target” and “maximum” reflects exceptional performance above the “target” goal and results in a weighting of more than 100% of the target bonus opportunity, up to the maximum payout allowed under the Plan. The Committee generally intends to set Company performance targets so that the difficulty of achieving the target is consistent from year to year, with a 30% to 50% probability that target performance will be achieved.

For fiscal 2009, in an effort to motivate and reward enhanced performance, the Committee increased the maximum potential payout under the MIP for the Company performance component from two times to three times the target award levels for EBIT and economic profit. This heightened award opportunity is accompanied by a higher performance expectation in order to ensure pay and performance alignment. This change is effective for fiscal 2009 only, unless the Committee decides to extend this for future years. This change does not affect threshold or target performance and payout levels, nor does it affect the individual performance component which allows for a maximum bonus opportunity of 100% of target payout potential. Evaluation of performance against the individual objectives is based primarily on qualitative factors and therefore is subjective. For fiscal 2009, potential target payouts for the named executive officers ranged from 45% to 75% of base salary with maximum payouts ranging from 117% to 195% of base salary. The Committee maintains sole discretion to award annual incentives under the MIP if the performance targets are achieved.

For fiscal 2009, the Committee approved the following Company performance goals for the MIP:

(000’s)	Threshold	Target	Maximum	Fiscal 2009 Actual Results
EBIT(1)	160,000	184,000	220,000	222,230
Economic Profit(2)	(12,700)	900	49,400	6,932

(1)	EBIT is the Company’s consolidated earnings before interest and taxes after certain adjustments for the period.
(2)	Economic Profit is the consolidated earnings before interest and taxes after certain adjustments, minus a capital charge multiplied by average funds employed.

In addition to the operating performance goals of the Company, each executive officer’s annual incentive bonus is also subject to the achievement of key performance objectives (“KPOs”) related to individual performance. Individual KPOs are established for each executive at the beginning of the year starting with the CEO’s, which are the main objectives for driving the business towards meeting its operating and/or strategic plans. After the CEO’s KPOs are approved by the Independent Directors, his KPOs are cascaded to the other executives for use in establishing their individual KPOs to ensure they are aligned with the CEO’s objectives. These other executives’ KPOs are reviewed by the Committee. Although individual performance objectives are customized to each executive’s role and responsibilities, for 2009, these generally included measures related to leadership development and succession planning, capital budgeting and planning, debt reduction and improved operating efficiencies.

Despite unprecedented challenges in the global macroeconomic environment, the Company exceeded the EBIT maximum and achieved 112% of the economic profit target established by the Committee. Based on these strong results, the combined payout for achievement of both financial metrics and individual performance objectives supports the pay-for-performance philosophy, and resulted in the payouts in the table below. The 2009 MIP award opportunities and the actual annual incentive award payouts for each of the Named Executive Officers are presented below:

Name	MIP Target Opportunity Percentage (%)	MIP Target Opportunity Amount ($)	MIP Maximum Opportunity Amount ($)	MIP Actual Award Amount ($)
Robert E. Harrison	75%	$487,500	$1,267,500	$890,609
Robert A. Sheets	65%	$201,500	$523,900	$370,709
J. Pieter Sikkel	60%	$180,000	$468,000	$332,955
Hilton Kappaun	60%	$180,000	$468,000	$325,549
Henry C. Babb	45%	$135,000	$351,000	$247,016

Long-Term Incentives

Long-term incentives comprise a significant portion of an executive’s compensation. The purpose of long-term incentives is to build share ownership among key employees and to closely align the interests of management and shareholders by creating a long-term view of performance and value creation.

In August 2007, the shareholders approved the Alliance One International, Inc. 2007 Incentive Plan (the “2007 Incentive Plan”). The Committee administers this plan as the principal means to provide long-term incentives to the Company’s executive officers and certain other officers and key employees, and in doing so, annually monitors the overall dilution level and run-rate of shares issued under the plan. All equity grants are approved by the Committee before being issued. The Company does not time or plan to time its release of material non-public information for the purpose of affecting the value of executive compensation.

For fiscal 2009, in an effort to further align long-term performance and rewards, the Committee approved the exclusive use of performance-contingent shares for senior executives, including the Named Executive Officers. All of the Named Executive Officers were awarded performance share units and because of the individual grant limitation of 150,000 performance awards under the 2007 Incentive Plan, in addition to performance share units, Mr. Harrison was awarded performance-based restricted stock units. Consistent with the Company’s customary practices, these awards were made at the time of the annual shareholders meeting, which was held July 31, 2008.

The performance share unit awards are earned if certain company wide performance criteria are met at the end of a performance period. The performance criteria used for the fiscal 2009 performance share unit awards is earnings per share (EPS) for the fiscal year ending March 31, 2010. EPS for this purpose means fully diluted earnings per share from continuing operations, as reported in the Company’s audited financial statements. The performance levels are expressed as “threshold,” “target,” and “maximum” and the actual number of shares to be earned will be contingent upon EPS for the fiscal year ending March 31, 2010. If EPS as of March 31, 2010 is below the threshold level, no shares will be earned. To the extent the EPS exceeds the threshold performance, varying amount of shares of common stock up to the maximum will be earned. The Committee, in its discretion, may decrease the number of performance share unit awards earned in recognition of other performance factors that the Committee deems relevant.

The performance-based restricted stock units were awarded on the same terms as the performance share unit awards described above.

The threshold EPS level for any awards to be earned for the performance period (April 1, 2009 to March 31, 2010) under the 2007 Incentive Plan is $0.75, the target is $0.90 and the maximum is $1.10. The performance criteria are designed to reflect the probability of success and level of difficulty for meeting the goal. Threshold was set as the minimum level of performance above which shares will be earned or vest and represents a level of performance that is likely to be achieved. Target was set based on a level of performance that is more aggressive with an average chance of achievement and Maximum was set based on exceptional performance above targeted goals with a high degree of difficulty to achieve. There is a risk that no shares will be earned or vest at all or will be earned or vest at less than 100% of the target amount. These performance criteria were set by the Committee in July 2008 to encourage performance by executive officers and to achieve the Compensation Committee’s compensation objectives. Accordingly, these performance criteria were not intended to be, and should not be viewed as, a forecast by Alliance One, either at the time the criteria were established or currently, of its anticipated financial performance for the year ending March 31, 2010.

The Committee typically awards long-term incentives in amounts it believes appropriate to attain an overall mix of target compensation for a particular executive that is in line with competitive market data, with the value of such long-term incentives being initially targeted at the median of the competitive market value for executives in its peer group companies. For 2009, the number of shares granted at target was calculated by dividing the target value of long-term incentives by the 50-day average of the closing price of AOI stock as of the date of grant ($5.065). However, based on limitations of individual award grant levels of 150,000 performance share awards and 150,000 stock units as stipulated in the 2007 Incentive Plan, Mr. Harrison’s 2009 grant was limited to 89% of the targeted long-term incentive value indicated by the competitive market data which results in an actual target of 156% of base salary. The table below shows the performance-contingent awards granted to the Named Executive Officers in fiscal 2009, along with the targeted value and actual value granted, shown as a percent of base salary:

FY2009 Long-Term Incentive Awards

Name	Target LTI shown % of Base Salary (%)	Actual % of Base Salary received at Target (%)	Equity Vehicle	Performance Period	Estimated Future Payouts Under the Performance - Contingent awards Granted 7/31/2008(1)
					Threshold (#)	Target (#)	Maximum (#)
Robert E. Harrison			Performance Based Restricted Stock Units	4/1/2009 - 3/31/2010	25,000	100,000	150,000
			Performance Share Units	4/1/2009 - 3/31/2010	25,000	100,000	150,000

Total	175%	156%			50,000	200,000	300,000
Robert A. Sheets	125%	125%	Performance Share Units	4/1/2009 - 3/31/2010	19,150	76,600	114,900
J. Pieter Sikkel	100%	100%	Performance Share Units	4/1/2009 - 3/31/2010	14,800	59,200	88,800
Hilton Kappaun	100%	100%	Performance Share Units	4/1/2009 - 3/31/2010	14,800	59,200	88,800
Henry C. Babb	90%	90%	Performance Share Units	4/1/2009 - 3/31/2010	13,325	53,300	79,950

(1)	The actual number of shares that will be earned at the end of the performance period, if any, cannot be determined because the shares earned will be based upon our future performance.

Once the Performance Share Unit awards have been earned and the Performance Based Restricted Stock Unit awards have vested, 100% of the shares earned/vested, net of taxes, must be held until the earliest of (a) reaching age 60, (b) termination of employment, or (c) one year from the date the shares are earned/vested. This holding period is intended to foster long-term share ownership.

In addition to the holding periods, executive officers are subject to minimum stock ownership guidelines. The guidelines call for the Chief Executive Officer to own at least 250,000 shares, Executive Vice Presidents to own at least 100,000 shares, and Senior Vice Presidents to own at least 50,000 shares within five years of their appointment as an executive officer. Of the Named Executive Officers, two of the five have met their guidelines, and the other three are making progress towards reaching the threshold established by the guidelines, in accordance with the timeline as set forth in the Company’s policy, as illustrated in the table below:

Named Executive Officer	Ownership Guidelines	# Shares Owned as of 3/31/2009
Robert E. Harrison	250,000	294,305
Robert A. Sheets	100,000	34,973
J. Pieter Sikkel	100,000	23,475
Hilton Kappaun	100,000	28,939
Henry C. Babb	50,000	58,540

Clawback in the Event of Prohibited Activity

During fiscal year 2009, the Committee included a recoupment or “clawback” provision in the Company’s long-term incentive award grant agreements, beginning with all such awards for fiscal year 2009. The purpose of the clawback provision is to permit the Committee, in its discretion, to cancel, rescind, cause the forfeiture of or otherwise limit or restrict any earned or unearned long-term incentive awards, and potentially to recover damages or adjust awards, in the event the Committee determines that a participant in the long-term incentive plan has engaged in defined prohibited activity, including without limitation violation of the Company’s Code of Business Conduct and/or any law that injures or damages the business reputation or prospects of the Company, or intentional misconduct that causes or materially contributes to a substantial restatement of the Company’s financial statements.

Other Benefits and Perquisites for the Chief Executive Officer and Executive Officers

In order to provide competitive total compensation, Alliance One provides Named Executive Officers with the same benefit package available to all salaried employees, which the Company believes is competitive with executives within our group of peer companies. The benefits package includes a cash balance pension plan and a qualified 401(k) plan. Executive officers participate in these plans on the same terms as other salaried employees. The ability of executive officers to participate fully in these plans is limited under Internal Revenue Code and ERISA requirements. In fiscal 2008, the as a part of it’s review of the Company’s non-qualified pension plans, the Committee engaged Mercer’s Retirement Planning Group to undertake a market study of these plans. The Mercer study determined that the existing plans were above market and therefore to align these plans with the Company’s compensation philosophy, the Committee froze these existing defined benefit nonqualified restoration plans (the AOI Supplemental Executive Retirement Plan and the Pension Equity Plan) and replaced these enhanced pension benefit plans with a nonqualified defined contribution pension plan (SRAP) resulting in generally lower but consistent benefit levels that the Company believes are market competitive and cost effective.

Alliance One provides other limited perquisites, the value of which is generally modest. The primary perquisites provided to executives are relocation benefits under the Alliance One relocation policy and the Alliance One international mobility policies which are designed to facilitate the movement of company personnel around the globe to meet critical staffing needs and (which are also offered to other employees of the Company), which do allow for gross-ups on certain compensation and benefits under the policy. As a result of the Merger and the relocation of the Company’s headquarters to Morrisville, North Carolina, as well as promotions in fiscal 2008, the Company incurred, and executives received, recent payments under these programs. The Committee believes a market based relocation policy and international mobility policies are important for an international company with a presence in over 40 countries and employees that are frequently asked to move to other locations.

Employment Agreements

The Company currently has employment agreements with two of the Named Executives Officers– Messrs. Harrison and Babb. These employment agreements were amended and restated on December 31, 2008 to address technical changes necessary to comply with Section 409A of the Internal Revenue Code. These contracts generally address the individual’s role and responsibilities as well as their rights to compensation and benefits. These contracts also contain termination provisions and related compensation in the event of a change in control, severance, and involuntary termination. These contracts were provided prior to, or in connection with, the Merger, and are described below in greater detail under the section entitled “Potential Payments Upon Termination or Change-in-Control-Employment Agreements.”

Severance Agreements and Change in Control (“CIC”) Policy

Effective November 4, 2008, the Company terminated all outstanding change in control agreements, with the exception of those change-in-control provisions included as components of the employment agreements with Messrs. Harrison and Babb. The Committee does not currently intend to use employment or change-in-control agreements as a compensation tool or benefit, but reserves the right to do so should a change in facts and circumstances warrant a change in policy need arise, such as in the case of a merger or change in control.

Tax and Accounting Considerations

The Committee reviews projections of the estimated accounting (pro forma expense) and tax impact of all material elements of the executive compensation program. Alliance One and the Committee intend to administer the compensation plans in a manner that maintains an appropriate cost structure and is aligned with shareholder interests.

Section 162(m) of the Internal Revenue Code generally provides that publicly held corporations may not deduct in any one taxable year certain compensation in excess of $1 million paid to the Chief Executive Officer and the next four most highly compensated executive officers, unless the compensation is based on objectively determined performance criteria pursuant to a plan approved by shareholders. As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m). Although the Committee has structured the compensation program for executive officers based on various performance criteria as described above, certain aspects of the program do not comply with the requirements for deductibility under Section 162(m). The Committee has determined that it is essential in achieving the compensation objectives discussed above to retain the flexibility to exercise subjective judgment in assessing an executive officer’s performance. The Committee believes that the achievement of Alliance One’s general compensation policies and objectives, which it believes requires this flexibility, best serves shareholders’ interests.

Report of the Executive Compensation Committee

The Executive Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Executive Compensation Committee has recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Executive Compensation Committee:

Norman A. Scher, Chairman

Nigel G. Howard

Joseph L. Lanier, Jr.

Executive Compensation Tables

The following tables reflect the compensation for the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”), and the three other most highly compensated executive officers who were serving as such at March 31, 2009. Collectively, the above individuals are the Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Robert E. Harrison President and Chief Executive Officer	2009	$650,000	$888,473	$250,633	$890,609	$0	$8,702	$2,688,418
	2008	$603,000	$392,747	$180,867	$0	$22,045	$4,890	$1,203,549
	2007	$525,000	$324,141	$74,019	$725,397	$480,324	$4,400	$2,133,281

Robert A. Sheets(6) Executive Vice President and Chief Financial Officer	2009	$310,000	$256,802	$0	$370,709	$0	$51,667	$989,177

J. Pieter Sikkel(7) Executive Vice President - Business Strategy and Relationship Management	2009	$300,000	$234,138	$62,618	$332,955	$3,021	$324,710	$1,257,441
	2008	$275,000	$40,588	$43,340	$0	$6,436	$139,231	$504,595

Hilton Kappaun(8) Executive Vice President - Operations	2009	$359,686	$234,138	$62,618	$325,549	$5,885	$197,834	$1,185,709
	2008	$414,610	$39,148	$42,739	$0	$3,054	$203,577	$703,128

Henry C. Babb Senior Vice President - Chief Legal Officer and Secretary	2009	$300,000	$207,626	$46,298	$247,016	$26,945	$9,760	$837,644
	2008	$290,000	$63,489	$34,278	$0	$33,079	$4,529	$425,375
	2007	$284,200	$69,058	$16,757	$227,539	$40,019	$4,400	$641,973

(1)	This column reflects the dollar amount recognized by the Company for financial statement reporting for fiscal years ended March 31, 2009, 2008 and 2007 with respect to performance shares unit, performance-based restricted stock unit and restricted stock awards granted to the Named Executive Officer in and prior to fiscal year 2009, 2008 and 2007, determined in accordance with SFAS 123R. For information on the assumptions used in valuing performance share unit, performance-based restricted stock unit and restricted stock awards, refer to note K of Notes to Consolidated Financial Statements included in Alliance One’s Annual Report on Form 10-K for the fiscal year in which the award was granted. The amounts in this column do not necessarily represent the value of the awards granted, nor are they a prediction of the actual value that will be realized by the Named Executive Officer.

(2)	This column reflects the dollar amount recognized by the Company for financial statement reporting for fiscal years ended March 31, 2009, 2008 and 2007 with respect to options granted to the Named Executive Officer in and prior to fiscal year 2008 and 2007, determined in accordance with SFAS 123R, except that for the purposes of this table, estimates of forfeitures related to service based vesting conditions are disregarded. For information on the other assumptions used in valuing option grants, refer to note K of Notes to Consolidated Financial Statements included in Alliance One’s Form 10-K for the fiscal year in which the option was granted. The amounts in this column do not necessarily represent the value of the option grants, nor are they a prediction of the actual value that will be realized by the Named Executive Officer.
(3)	This column includes the payment of performance-based annual cash incentive awards to the Named Executive Officer pursuant to the Management Incentive Plan (MIP) for services performed during fiscal years 2009, 2008 and 2007. The amount for 2007 also includes special payments issued under the merger-related Special Long-Term Incentive Plan (SIP) for services performed during the two fiscal years ending March 31, 2007.
(4)	This column reflects the aggregate change in the actuarial present value of the Named Executive Officer’s accumulated pension benefits in fiscal years 2009, 2008 and 2007. For Messrs. Harrison and Sheets, the FY2009 aggregate change is a decrease in value of $304,077 and $33,828, respectively. The decrease is due to a higher discount rate used in FY2009 vs. FY2008 (7.5% vs. 6.3%) as well the lower interest crediting rate used in FY2009 vs. FY2008 (2.07% vs. 4.5%) for calculating the present value in the AOI Pension Plan and due to the higher discount rate used in FY2009 vs. FY2008 (7.5% vs. 6.3%) for calculating the present value in the SCC SERP. For Mr. Babb, the aggregate change is comprised of an increase in value of $29,349 in the AOI Pension Plan and a decrease in value of $2,400 in the SCC SERP. Mr. Babb’s AOI Pension Plan present value increased due to pay and interest credits which outweighed the impact of the higher discount rate used in FY2009 vs. FY2008 for the present value calculation. The decrease in the present value of the SCC SERP is again due to the higher discount rate used in FY2009 vs. FY2008. See the “Pension Benefits Table” for additional information. None of the Named Executive Officers earned above-market returns on deferred compensation during fiscal years 2009, 2008 or 2007.
(5)	The following table lists all amounts included in the “All Other Compensation” column of the Summary Compensation Table for FY2009:

All Other Compensation	Fiscal Year	401(k) Company Match(a)	Relocation Expenses(b)	International Transfer Related Expenses(c)	Tax Reimbursement Payments(d)	Employer Contributions under Defined Contribution Plans(e)	Postretirement Medical Benefits(f)	Other Perquisites(g)	Total
Robert E. Harrison	2009	$4,835	$0	$0	$0	$0	$0	$3,868	$8,702
Robert A. Sheets	2009	$5,167	$46,500	$0	$0	$0	$0	$0	$51,667
J. Pieter Sikkel	2009	$4,000	$0	$62,620	$258,090	$0	$0	$0	$324,710
Hilton Kappaun	2009	$0	$0	$30,578	$140,521	$10,835	$15,900	$0	$197,834
Henry C. Babb	2009	$4,650	$0	$0	$0	$0	$0	$5,110	$9,760

(a)	This column lists company matching contributions allocated to the Named Executive Officer account pursuant to the Alliance One Savings and Profit Sharing Plan.
(b)	This column reflects a relocation allowance paid to Mr. Sheets per the Alliance One International, Inc. US corporate relocation policy in connection with his being hired and subsequent relocation to Morrisville, North Carolina.
(c)	This column reflects the expenses relating to the international transfer of Messrs. Sikkel and Kappaun due to their promotions in 2008 and subsequent relocations to the United States from Singapore and Brazil, respectively.

Per the Company’s international mobility policies, Mr. Sikkel received $21,600 for housing and utilities, $36,325 for reimbursement of education fees for his children, and $4,695 tax guidance and preparation assistance.

Per the Company’s international mobility policies, Mr. Kappaun received $22,875 for housing and utilities and $7,703 for tax guidance and preparation assistance.

(d)

This column reflects the tax gross up on compensation provided to or taxes paid directly on behalf of Messrs. Sikkel and Kappaun per the Company’s tax equalization policy and tax gross up on their housing and utilities allowance, as provided in the Company’s international mobility policies, relating to the international transfer of Messrs. Sikkel and Kappaun due to their promotions in 2008 and subsequent relocations to the United States from Singapore and Brazil, respectively.

(e)	For Mr. Kappaun, this column reflects the Company’s contributions to the BB Previdencia Fundo de Pensao Banco do Brasil, the defined contribution pension plan in Brazil. Contributions were made in Brazilian Reais and converted to US dollars using the prevailing monthly exchange rate at time of contribution which averaged 0.6085 BRL to 1 USD for fiscal year 2009.

(f)	This column reflects the incremental expense recognized by Alliance One with respect to post-retirement benefits Mr. Kappaun is entitled to under the retired directors benefits policy in Brazil. The amount was determined in accordance with SFAS 106. See the “Potential Payments Upon Termination or Change-In-Control” table for additional information, including the present value assumptions used in determining the incremental expense.

(g)	This column reflects the payment of legal expenses incurred for Messrs. Harrison and Babb for the legal review of their employment agreements amendments that were necessary to reflect certain requirements of Section 409A of the Internal Revenue Code.

(6)	Mr. Sheets was hired as Executive Vice President - Chief Financial Officer on April 1, 2008.

(7)	Mr. Sikkel was promoted to Executive Vice President - Business Strategy and Relationship Management on April 1, 2007.

(8)	Mr. Kappaun was promoted to Executive Vice President - Operations on April 1, 2007. For fiscal year 2009, Mr. Kappaun received $241,667 of his base salary in the US and the remainder of his base salary in Brazil paid in Brazilian Reais and converted to US dollars using the prevailing monthly exchange rate at the time of payment which averaged 0.6085 BRL to 1 USD for fiscal year 2009.

Grants of Plan-Based Awards Table

The following table provides information regarding grants of plan-based awards to the Named Executive Officers in fiscal year 2009.

Grants of Plan Based Awards for FY2009
	Grant	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)
Name	Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert E. Harrison	7/31/2008				25,000	100,000	150,000
	7/31/2008				25,000	100,000	150,000
	4/22/2008	$0	$487,500	$1,267,500

Robert A. Sheets	7/31/2008				19,150	76,600	114,900
	4/22/2008	$0	$201,500	$523,900

J. Pieter Sikkel	7/31/2008				14,800	59,200	88,800
	4/22/2008	$0	$180,000	$468,000

Hilton Kappaun	7/31/2008				14,800	59,200	88,800
	4/22/2008	$0	$180,000	$468,000

Henry C. Babb	7/31/2008				13,325	53,300	79,950
	4/22/2008	$0	$135,000	$351,000

(1)	Stock awards are generally granted during the Executive Compensation Committee meeting coinciding with the annual meeting of shareholders each year.
(2)	The amounts in the threshold, target and maximum columns represent the potential amounts that were payable based on the MIP targets and goals approved by the Executive Compensation Committee. With respect to each corporate goal, a threshold, target and maximum performance level is specified, the attainment of which determines the amount paid for each performance goal (generally 0%, 100%, and 200%). With respect to individual performance, payment levels can only be achieved up to target performance and are subject to certain minimum requirements. See the section entitled “Compensation Discussion and Analysis” for additional information.
(3)	This column represents the performance share units granted to each Named Executive Officer and the performance-based restricted stock units granted to Mr. Harrison. The amounts in the threshold, target and maximum columns represent the potential number of shares that may be earned or that may vest if certain companywide-performance criteria are met at the end of the performance period. The closing price of Alliance One International, Inc. common stock on July 31, 2008, was $4.47 per share. See the section entitled “Compensation Discussion and Analysis” for additional information.

Outstanding Equity Awards at Fiscal Year-End Table

The following table presents information regarding unexercised stock options and granted but unvested restricted stock awards held by the Named Executive Officers at March 31, 2009:

Outstanding Equity Awards at Fiscal Year-End
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested(1) ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(1) ($)
Robert E. Harrison	36,000			$5.8300	8/14/2011
	36,000			$6.3000	8/13/2012
	36,000			$5.8000	6/11/2013
	52,500	17,500	(2)	$3.9600	8/30/2015
	35,000	35,000	(3)	$3.9400	8/17/2016
	46,975	140,925	(4)	$7.4800	8/16/2017
						70,000	$268,800	(5)
						32,300	$124,032	(6)
									25,000	$96,000	(7)
									25,000	$96,000	(8)

Robert A. Sheets									19,150	$73,536	(7)

J. Pieter Sikkel	1,500			$5.8000	6/11/2013
	7,500	3,750	(2)	$3.9600	8/30/2015
	7,500	7,500	(3)	$3.9400	8/17/2016
	12,250	36,750	(4)	$7.4800	8/16/2017
						7,500	$28,800	(5)
						8,400	$32,256	(6)
									14,800	$56,832	(7)

Hilton Kappaun	7,500			$7.4400	8/23/2011
	10,000			$6.2500	8/26/2012
	15,000			$6.9500	8/26/2013
	15,000			$6.4500	11/10/2014
	11,250	3,750	(2)	$3.9600	8/30/2015
	7,500	7,500	(3)	$3.9400	8/17/2016
	12,250	36,750	(4)	$7.4800	8/16/2017
						7,500	$28,800	(5)
						8,400	$32,256	(6)
									14,800	$56,832	(7)

Henry C. Babb	9,000			$5.8300	8/14/2011
	9,000			$6.3000	8/13/2012
	9,000			$5.8000	6/11/2013
	11,250	3,750	(2)	$3.9600	8/30/2015
	7,500	7,500	(3)	$3.9400	8/17/2016
	8,250	24,750	(4)	$7.4800	8/16/2017
						7,500	$28,800	(5)
						5,700	$21,888	(6)
									13,325	$51,168	(7)

(1)	The market value of stock awards is based on the closing price of Alliance One common stock on March 31, 2009, which was $3.84 per share.

(2)	Awards granted on August 30, 2005. Twenty-five percent of the grant vests on each of the first, second, third and fourth anniversaries of the grant date.
(3)	Awards granted on August 17, 2006. Twenty-five percent of the grant vests on each of the first, second, third and fourth anniversaries of the grant date.
(4)	Awards granted on August 16, 2007. Twenty-five percent of the grant vests on each of the first, second, third and fourth anniversaries of the grant date.
(5)	Restricted stock awards granted on August 17, 2006. Awards vest on August 17, 2009. Upon vesting, 100% of the awards, net of taxes, must be held until the earliest of (a) reaching age 60, (b) termination of employment, or (c) seven years from the date of vesting.
(6)	Restricted stock awards granted on August 16, 2007. Awards vest on August 16, 2010. Upon vesting, 100% of the awards, net of taxes, must be held until the earliest of (a) reaching age 60, (b) termination of employment, or (c) seven years from the date of vesting.
(7)	Performance share unit awards granted on July 31, 2008. The number of shares to be earned under the award will be determined at March 31, 2010, the completion of the performance period. For purposes of the number of shares to be reported, as well as for purposes of computing the market value of the award, we have assumed that threshold performance level has been achieved. For additional information see the “Grants of Plan-Based Awards Table.”
(8)	Performance-based restricted share unit award granted on July 31, 2008. The number of shares to vested under the award will be determined at March 31, 2010, the completion of the performance period. For purposes of the number of shares to be reported, as well as for purposes of computing the market value of the award, we have assumed that threshold performance level has been achieved. For additional information see the “Grants of Plan-Based Awards Table.”

Option Exercises and Stock Vested Table

The following table provides information for the Named Executive Officers with respect to stock option exercises and the vesting of restricted shares for fiscal year 2009.

Option Exercises and Stock Vested
	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Robert E. Harrison	0	$0	70,000	$279,300
Robert A. Sheets	0	$0	0	$0
J. Pieter Sikkel	0	$0	7,500	$29,925
Hilton Kappaun	0	$0	7,500	$29,925
Henry C. Babb	0	$0	7,500	$29,925

(1)	Share vesting and dollar value reflect amounts on a pre-tax basis. The plans under which the shares were granted permit the withholding of shares upon vesting to pay applicable income taxes.
(2)	Pursuant to the grant agreements, the shares vesting under these restricted stock awards, net of any shares withheld in payment of taxes, must be held until the earliest of (a) reaching age 60, (b) termination of employment, or (c) seven years from the date of vesting.
(3)	Calculated by multiplying the number of shares vesting by the closing price of the Company’s common stock on the date of vesting.

Nonqualified Deferred Compensation Table

The following table presents information on the Company’s deferred compensation program, which provides for the deferral of compensation earned by the Named Executive Officers on a basis that is not tax qualified, as of March 31, 2009.

Nonqualified Deferred Compensation(1)
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Balance at Last FYE ($)
Robert E. Harrison	$0	$65,000	$5,572	$175,912
Robert A. Sheets	$0	$31,000	$0	$31,000
J. Pieter Sikkel	$0	$30,000	$1,959	$68,981
Hilton Kappaun	$0	$30,000	$1,999	$69,794
Henry C. Babb	$0	$22,500	$1,731	$56,953

(1)	The only non-qualified deferred compensation plan the Company provides to the Named Executive Officers is the Alliance One International, Inc. Supplemental Retirement Account Plan (AOI SRAP), established April 1, 2007. The Plan is a non-qualified defined contribution supplemental retirement plan established to provide deferred compensation for a select group of management. Benefits under the AOI SRAP are based on a hypothetical bookkeeping account established for each participant. Each fiscal year, company credits and interest credits are added to the account. The company credit is equal to a specified percentage of base salary and incentive bonus paid to the participant during the fiscal year. For fiscal 2009, the company credit for Messrs. Harrison, Sheets, Sikkel and Kappaun was 10% and for Mr. Babb was 7.5%. The interest credit each fiscal year is equal to the beginning account balance times the Moody’s Aa Corporate Bond Yield Average as of the beginning of the fiscal year. However, the interest crediting rate cannot exceed 120% of the applicable federal long-term rate prescribed by the Secretary of Treasury for the first month of the fiscal year. For fiscal 2009, the interest crediting rate was 5.29%.

Each participant becomes vested in his AOI SRAP benefit after 5 years of service, whether or not the service is consecutive. Each of the Named Executive Officers is vested in the AOI SRAP benefit. However, a participant who is terminated for cause will forfeit any benefits otherwise payable under the AOI SRAP. Participants must also comply with a non-compete following termination of employment. A participant who violates the non-compete will forfeit all benefits under the AOI SRAP. However, the non-compete provision will not apply after a change in control.

Vested benefits are payable in 120 equal monthly installments starting in the 7th month following separation from service, unless the final account balance is less than $100,000, in which case the benefit will be payable in a lump-sum. The monthly installment amount is based on the final account balance plus interest at the AOI SRAP’s applicable interest crediting rate for the year. If the participant dies, unpaid installments are payable to the employee’s designated beneficiary.

(2)	None of the Named Executive Officers earned above-market returns on deferred compensation during 2009.

Pension Benefits Table

The following defined terms are used in the disclosure regarding pension benefits in this section:

“AOI Pension Plan” refers to the Alliance One International, Inc. Pension Plan

“AOI SERP” refers to the AOI Supplemental Executive Retirement Plan

“SCC SERP” refers to the Standard Commercial Corporation Supplemental Retirement Plan

The following presents information as of March 31, 2009 concerning each of the Company’s defined benefit plans that provide for payments to be made to the Named Executive Officers at, following or in connection with retirement. No pension benefits were paid to any of the Named Executive Officers during the last fiscal year.

Pension Benefits
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)
Robert E. Harrison	AOI Pension Plan(2)	13.75	165,443
	AOI SERP(3)	11.75	1,681,022
	SCC SERP(4)	10.50	234,707

			2,081,172

Robert A. Sheets(5)	AOI Pension Plan(2)	10.75	125,720
	SCC SERP(4)	9.75	19,814

			145,534

J. Pieter Sikkel	AOI Pension Plan(2)	25.25	9,457

			9,457

Hilton Kappaun	AOI Pension Plan(2)	18.58	8,939
	AOI SERP(3)	16.58	0

			8,939

Henry C. Babb	AOI Pension Plan(2)	11.33	332,848
	SCC SERP (4)	8.08	79,266

			412,114

(1)	Pension benefits shown in the above table were determined using the methodology and material assumptions described in Note M to the financial statements in Alliance One’s Annual Report on Form 10-K for the year ended March 31, 2009, except as described in the footnotes below.
(2)	Present values for the AOI Pension Plan have been determined by assuming a retirement age of 65 (the normal retirement age specified in the Pension Plan).
(3)	The AOI SERP was frozen as of March 31, 2007. Present values for the net AOI SERP benefits have been determined by assuming a retirement age of 65 (the normal retirement age specified in the AOI SERP). The accumulated AOI SERP benefit as of March 31, 2009 is based on compensation and service through March 31, 2007 and the value of offsetting benefits (such as the AOI Pension Plan, the SCC SERP, and foreign pension plans), determined as of March 31, 2009.
(4)	The SCC SERP was frozen as of December 31, 2005. The present value calculations are based on the frozen benefit, assuming a retirement age of 65.
(5)	Prior to terminating employment with the Company July 1, 2005, Mr. Sheets was a vested participant in the Standard Commercial Corporation Pension Plan (the “SCC Plan”). The AOI Pension Plan provides that a terminated vested participant in the SCC Plan who resumes employment after the SCC Plan was merged into the AOI Pension Plan will receive vesting, eligibility and benefit accrual credit for years of service while in the SCC Plan. As such, Mr. Sheets’ credited service in the AOI Pension Plan includes his years of service in the SCC Plan.

Plan Summaries/Provisions

Alliance One International, Inc. Pension Plan

The Alliance One International, Inc. Pension Plan (the “AOI Pension Plan”) is a funded and tax-qualified defined benefit pension plan that provides benefits under a “cash balance” formula. Under this formula, pension benefits are based on the participant’s notional account balance. As of the last day of each calendar year, the participant’s notional account balance is credited with a notional retirement credit equal to a percentage of eligible compensation for the year. The percentage is based on the participant’s age and years of total service with AOI or one of its subsidiaries, as follows:

Age plus Service	Retirement Credit
Under 40	3.5%
40-49	4.0%
50-59	5.0%
60-69	6.0%
70-79	7.0%
80 or more	8.0%

As of March 31, 2009, combined age and credited service for Messrs. Harrison, Sheets, Sikkel, Kappaun and Babb equaled 68, 64, 69, 68 and 75 respectively.

Eligible compensation generally includes all taxable earnings paid in cash plus the participant’s pre-tax 401(k) and cafeteria plan contributions for the year. However, eligible compensation does not include commissions and extra pay for foreign service. In addition, compensation in excess of the applicable IRS limit ($245,000 for calendar year 2009) is ignored.

The participant’s notional account balance is also credited with annual interest credits. The annual interest crediting rate for each calendar year is equal to the average rate paid on One Year Treasury Constant Maturity Bonds for the month of November in the preceding year, plus 1%. The interest crediting rate for calendar year 2009 is 2.07%.

As of March 31, 2009, the Alliance One Pension Plan covered all full-time, salaried employees of Alliance One and its subsidiaries who have completed 30 days of employment. Benefits earned under the AOI Pension Plan vest after five years of service, or upon attaining age 65 while actively employed.

A terminated participant may elect to receive the actuarially equivalent value of his or her vested accrued benefit in the form of a lump sum payment or an immediate or deferred annuity commencing at any time following termination of employment.

The Alliance One Pension Plan preserves certain early retirement rights for participants whose benefits include benefits earned under pension plans merged into the Alliance One Pension Plan. These provisions will not have a material affect on benefit payments for any of the Named Executive Officers.

AOI Supplemental Executive Retirement Plan (SERP)

The Alliance One International, Inc. Supplemental Executive Retirement Plan (the “SERP”) was amended and restated on March 30, 2007. The SERP is an unfunded, nonqualified pension plan for selected current and former management employees. The SERP provides an annual retirement benefit equal to 50 percent of the employee’s final average compensation. Benefits payable to an employee under the SERP are offset by all or a portion of the retirement benefits payable to the employee under certain other arrangements, including the Company’s domestic and foreign pension plans, social security-type programs of foreign countries, and profit-sharing accounts originally funded by a Company predecessor. SERP benefits are also offset by supplemental retirement benefits payable under the terms of an employment agreement, unless the terms of an employment agreement provide otherwise.

Under the SERP, final average compensation is defined as the average of the three highest fiscal years’ cash compensation during the ten preceding fiscal years. Compensation does not include commissions, extra pay for foreign service, amounts paid as special incentive bonuses in connection with the merger of Standard Commercial Corporation and DIMON Incorporated, or severance benefits. Under the SERP, the employee’s final average compensation is frozen as of March 31, 2007. However, the value of the offsetting benefits is not frozen, and will not be determined until the employee’s termination of employment.

An employee will vest in his full SERP benefit by remaining employed with the Company until the earlier of March 31, 2012, or the date the employee has attained age 60 and the sum of his age and years of service equal at least 80. An employee who terminates before full vesting but after a change in control is entitled to a pro-rated benefit. However, an employee who is terminated for cause will forfeit any benefits otherwise payable under the SERP. Prior to a change in control, an employee’s benefits are also subject to forfeiture if the employee violates the SERP’s non-compete provisions.

The vested SERP benefit is payable in the form of an annuity for the life of the retired employee, with monthly payments commencing at age 65 (or actual retirement if later). However, any amounts payable within six months after the retired employee’s separation from service will be withheld and paid, with interest, in the seventh month after separation.

If the retired employee is married when SERP benefit payments begin and his spouse survives him, his surviving spouse will receive monthly payments for her life in an amount equal to 50 percent of the monthly payments the retired employee was receiving. If a married employee dies before retirement but after satisfying the SERP’s vesting provisions (or after age 50, if earlier), his surviving spouse will receive a pre-retirement death benefit equivalent in value to the 50 percent survivor benefit the spouse would have received if the employee had survived to age 65.

As of March 31, 2009, Messrs. Harrison and Kappaun were participants in the AOI SERP. Messrs. Sheets, Sikkel and Babb were not participants in the AOI SERP.

Standard Commercial Corporation Supplemental Retirement Plan (SCC SERP)

The Standard Commercial Corporation Supplemental Retirement Plan (the “SCC SERP”) provided benefits that would otherwise have been provided under Standard Commercial Corporation’s tax-qualified pension plan but for Internal Revenue Code limitations on amounts which could be paid out of a tax-qualified plan. Benefits under the SCC SERP were frozen as of December 31, 2005.

As of March 31, 2009, Messrs. Harrison, Sheets and Babb were participants in the SCC SERP. Messrs. Sikkel and Kappaun were not participants in the SCC SERP.

Potential Payments Upon Termination or Change-in-Control

The following table presents the information on certain potential payments and benefits the Named Executive Officers would be entitled to receive on account of their termination of employment, assuming that their employment terminated on March 31, 2009 under the listed scenarios.

The table includes the value of termination benefits payable under employment agreements, nonvested equity awards, the AOI SERP and the SCC SERP. Except as specifically noted, the table does not include the value of benefits payable under the Alliance One International, Inc. Pension Plan or group insurance programs, or benefits that might be realized upon the Named Executive Officers exercise of equity awards that were vested as of March 31, 2009.

		Termination Scenario
Name	Benefit	Voluntary Termination without Good Reason	Disability	Death	Termination following Change-in- Control(1)	Involuntary Termination with Cause	Involuntary Termination without Cause(2)
Robert E. Harrison(8)	Severance or Salary Continuation Payments(3)	n/a	n/a	n/a	$3,412,500	n/a	$2,275,000
	Stock Options(4)	n/a	$0	$0	$0	n/a	$0
	Restricted Stock(4)	n/a	$392,832	$392,832	$392,832	n/a	$392,832
	Performance Share Units & Performance-Based Restricted Stock Units(5)	n/a	$384,000	$384,000	$384,000	n/a	$384,000
	AOI SERP(6)	n/a	n/a	$905,794	$1,701,892	n/a	$1,701,892
	SCC SERP(6)	$234,707	$234,707	$305,515	$234,707	$234,707	$234,707
	Welfare Benefits(7)	n/a	n/a	n/a	$59,278	n/a	$49,398

		$234,707	$1,011,539	$1,988,141	$6,185,209	$234,707	$5,037,829

Robert A. Sheets	Severance or Salary Continuation Payments(3)	n/a	n/a	n/a	n/a	n/a	n/a
	Stock Options(4)	n/a	$0	$0	$0	n/a	$0
	Restricted Stock(4)	n/a	$0	$0	$0	n/a	$0
	Performance Share Units(5)	n/a	$147,072	$147,072	$147,072	n/a	$147,072
	SCC SERP(6)	$19,814	$19,814	$26,345	$19,814	$19,814	$19,814
	Welfare Benefits(7)	n/a	n/a	n/a	n/a	n/a	n/a

		$19,814	$166,886	$173,417	$166,886	$19,814	$166,886

J. Pieter Sikkel	Severance or Salary Continuation Payments(3)	n/a	n/a	n/a	n/a	n/a	n/a
	Stock Options(4)	n/a	$0	$0	$0	n/a	$0
	Restricted Stock(4)	n/a	$61,056	$61,056	$61,056	n/a	$61,056
	Performance Share Units(5)	n/a	$113,664	$113,664	$113,664	n/a	$113,664
	Welfare Benefits(7)	n/a	n/a	n/a	n/a	n/a	n/a

		$0	$174,720	$174,720	$174,720	$0	$174,720

Hilton Kappaun	Severance or Salary Continuation Payments(3)	$23,271	$23,271	n/a	$557,904	n/a	$557,904
	Stock Options(4)	n/a	$0	$0	$0	n/a	$0
	Restricted Stock(4)	n/a	$61,056	$61,056	$61,056	n/a	$61,056
	Performance Share Units(5)	n/a	$113,664	$113,664	$113,664	n/a	$113,664
	AOI SERP(6)	n/a	n/a	$0	$0	n/a	$0
	Welfare Benefits(7)	n/a	$12,300	$12,300	$12,300	n/a	$12,300

		$23,271	$210,291	$187,020	$744,924	$0	$744,924

Henry C. Babb	Severance or Salary Continuation Payments(3)	n/a	n/a	n/a	$600,000	n/a	$600,000
	Stock Options(4)	n/a	$0	$0	$0	n/a	$0
	Restricted Stock(4)	n/a	$50,688	$50,688	$50,688	n/a	$50,688
	Performance Share Units(5)	n/a	$102,336	$102,336	$102,336	n/a	$102,336
	SCC SERP(6)	$79,266	$79,266	$43,537	$79,266	$79,266	$79,266
	Welfare Benefits(7)	n/a	n/a	n/a	$15,439	n/a	$15,439

		$79,266	$232,290	$196,561	$847,729	$79,266	$847,729

(1)	Amounts shown in this column represent benefits payable in the event of the Named Executive Officer’s termination following a change in control, provided that the termination is either a voluntary termination by the Named Executive Officer for good reason, or an involuntary termination by Alliance One without cause.

(2)	Amounts shown in this column reflect benefits payable in the absence of a change in control.

(3)	The single sum severance benefits shown for Mr. Harrison is based on multiples of his base salary in effect on March 31, 2009, and his target annual bonus for fiscal year 2009.

The single sum severance benefits shown for Mr. Babb is based on multiples of his base salary in effect on March 31, 2009.

The single sum severance benefits shown for Mr. Kappaun are based on payments he is entitled to receive based on legally required termination payments per Brazilian labor law. These amounts would be paid in Brazilian Reais but have been converted to US dollars using 1BRL to 0.4332 USD (the prevailing exchange rate as of March 31, 2009).

(4)	Stock option and restricted stock values are estimated based on the closing price of Alliance One stock on March 31, 2009. Upon death or disability of the Named Executive Officer, all stock option and restricted stock awards become immediately vested in accordance with the provisions of the grant agreements. Note that upon a Named Executive Officer’s termination of employment (other than a for cause termination by Alliance One), after satisfying the eligibility requirements for retirement under the Alliance One Pension Plan, all shares of restricted stock become immediately vested.

(5)	In accordance with the grant agreements, the number of performance share units and performance-based restricted stock units that will be earned or that will vest if the Named Executive Officer’s termination of employment is on account of disability or death will be the shares that would be earned or vest at target prorated for the number of days of continuous employment during the performance period. The values in the table show the number at target estimated based on the closing price of Alliance One stock on March 31, 2009 prorated for one-half of the performance period.

If termination of employment is without cause, the number of shares that will be earned or that will vest will be the number of shares that are earned or that will vest based on the performance level achieved at the end of the performance period, prorated for the number of days of continuous employment during the performance period. The values shown use an estimate of 100% of the target shares that may be earned or may vest based on the closing price of Alliance One stock on March 31, 2009 prorated for one-half of the performance period. The actual number of shares that will be earned or that will vest at the end of the performance period, if any, cannot be determined at this time because the shares earned or that will vest will be based on our future performance.

If termination of employment is on account of a change in control before the last day of the performance period, the Committee shall determine whether and to what extent the number of shares will deem to be earned or vested. The values shown use an estimate of 100% of the target shares that may be earned or may vest based on the closing price of Alliance One stock on March 31, 2009 prorated for one-half performance period.

Note that the grant agreements for performance share units and performance-based restricted stock units allow for the Committee, in its discretion, to decrease the number of shares that would otherwise be deemed earned or vested.

(6)	Values reflect the present value of the accumulated benefit obligation for the applicable Named Executive Officer. Present values were determined using the same assumptions as described in the “Pension Benefits Table.” Benefits under the AOI SERP and SCC SERP are payable only in the form of an annuity, as described in the narrative following the “Pension Benefits Table.”

(7)	Amounts shown for welfare benefits reflect the value of Alliance One’s obligation to provide post-termination coverage under Alliance One’s employee welfare benefit plans, to the extent such coverage is not made available generally to all salaried employees on a nondiscriminatory basis.

Messrs. Harrison’s and Babb’s employment agreements entitle them to special health care benefits, which entitle them to remain on the Company’s medical plan until they are eligible for Medicare. If not eligible for Medicare, they will be required to pay the then-applicable COBRA rate and the Company will pay them a special benefit payment equivalent to the COBRA rate less the active employee contribution rate applicable at that time. In addition, they will receive a payment equal to the amount necessary to pay the federal and state income taxes imposed as a result of receiving the special benefit payment. If eligible for Medicare, the Company will reimburse them for premiums they pay for a Medicare Supplement Policy and Medicare Part D to the extent the premiums are greater than the then-applicable active employee contribution rate.

Mr. Harrison’s employment agreement provides the special health care benefit for 30 months following involuntary termination without cause, and for 36 months following a change in control of the Company. The values shown are based on current COBRA rates, current active employee contribution rates and the current highest marginal federal and state taxes rates.

Mr. Babb’s employment agreement provides the special health care benefit for 24 months following termination. The value shown is based on current COBRA rates, current active employee contribution rates and the current highest marginal federal and state taxes rates, as well as an estimated value for Medicare Supplement and Medicare Part D premiums as Mr. Babb will be eligible for Medicare on December 1, 2009.

The welfare benefit amounts shown for Mr. Kappaun include the estimated present value of Alliance One’s obligation to provide post-termination coverage under the Alliance One Brasil Exportadora de Tabacos Ltda. Retired Director’s Benefits policy in Brazil which provides for continued coverage beginning at age 55 for the director and eligible dependents. The present value of accumulated benefits were determined using the methodology and material assumptions described in Note M to the financial statements in Alliance One’s Annual Report on Form 10-K for the year ended March 31, 2009.

(8)	Mr. Harrison’s employment agreement contains special rules that apply if retirement, severance and other benefits payable to Mr. Harrison are “parachute payments” within the meaning of Section 280G of the Internal Revenue Code. If the total parachute payments would be less than 110% of the amount that would cause Mr. Harrison to incur an excise tax liability under Section 4999 of the Internal Revenue Code, his benefits are reduced to the maximum amount that can be paid without triggering such excise tax liability. If the total parachute payments exceed 110% of the amount that would cause Mr. Harrison to incur an excise tax liability under Section 4999, his benefits will not be reduced and Alliance One will be obligated to pay Mr. Harrison an additional amount so that the total benefits he receives after payment of Section 4999 excise taxes will be equal in value to the benefits he would have received if the excise tax had not been imposed.

Employment Agreements

In connection with the Merger, Alliance One entered into an employment agreement with Robert E. Harrison to serve as President and Chief Operating Officer of Alliance One, which agreement became effective as of the closing date of the merger. However, as announced on December 14, 2006, reflecting the successful completion of the merger integration process, the Board of Directors confirmed the appointment of Mr. Harrison as Chief Executive Officer as of January 1, 2007. Effective December 31, 2008, Mr. Harrison’s employment agreement was amended and restated to reflect certain requirements of Section 409A of the Internal Revenue Code.

As amended and restated, Mr. Harrison’s employment agreement has an initial term expiring on May 31, 2010 subject to automatic annual renewals thereafter absent notice of non-renewal delivered by either the Company or Mr. Harrison at least one year in advance. If Mr. Harrison’s employment is terminated by the Company without cause or if Mr. Harrison separates from employment with “good reason,” he will be entitled to receive a lump sum equal to twice (or, if such termination or separation occurs within 24 months after a change in control, three times) his annual base salary and target bonus amount (or, if higher, the average bonus for the two prior fiscal years), as well as accelerated vesting of equity, and continued participation in the Company’s medical plan for 30 months (36 months, if such termination or separation occurs within 24 months after a change in control) or payments, including a gross-up for taxes, to permit equivalent medical coverage for that period. The employment agreement requires the Company to “gross up” this payment for excise taxes that may be imposed to the extent that this termination payment is treated as an excess parachute payment under Section 280G of the Internal Revenue Code. If Mr. Harrison’s employment is terminated by the Company with cause or he separates from employment without good reason, the Company is obligated to pay compensation and benefits only to the date of termination or separation. “Good reason” is defined to include any of the following events occurring within six months prior to a separation of employment: a material breach of the agreement by the Company, a material diminution or material adverse change in the Mr. Harrison’s duties, functions, responsibilities or authority, a material reduction in salary or annual incentive opportunities or benefits, or the failure of the Company’s shareholders to reelect Mr. Harrison to the board of directors.

Mr. Harrison’s agreement also contains a world-wide non-competition provision for three years following termination of employment other than a termination by the Company without cause or by Mr. Harrison with good reason. In addition, he is subject to a prohibition on solicitation of Alliance One’s employees, customers and vendors for a period of one year after any termination or separation of employment.

Mr. Babb also has an employment agreement with the Company that contains provisions relating to termination for cause, termination other than cause and changes-in-control of the Company. Effective December 31, 2008, Mr. Babb’s employment agreement was amended and restated to reflect certain requirements of Section 409A of the Internal Revenue Code and to revise the change-in-control provisions of his employment agreement, which had been superseded by a change-in-control agreement that terminated November 4, 2008, to include a double-trigger provision, as had been included in the terminated change-in-control agreement, to replace the single-trigger provision that had been in his employment agreement. If Mr. Babb’s employment is terminated by the Company without cause or if Mr. Babb separates from employment following a change in control of the Company in which he is not offered “acceptable employment,” the Company is required to continue to pay, for a period of two years, his salary at the then current rate in monthly installments and Mr. Babb is entitled to continue to participate in the Company’s medical plan for that two-year period or to receive payments, including a gross-up for taxes, to permit equivalent medical coverage for that period.

PROPOSAL THREE

APPROVAL OF PROPOSED AMENDMENT AND RESTATEMENT

OF THE 2007 INCENTIVE PLAN

The Board of Directors is submitting a proposal for approval by the shareholders of the amendment and restatement of the Alliance One International, Inc. 2007 Incentive Plan (the “Incentive Plan”). Based upon the recommendation of the Executive Compensation Committee, the Board of Directors unanimously adopted the proposed amendment and restatement of the Incentive Plan, subject to shareholder approval at the annual meeting. The Board believes that long-term, predominantly equity-based incentives remain critical to attracting, motivating, and retaining the level of talent needed to successfully manage the Company and create shareholder value.

The purposes of the proposed amendment and restatement are:

•	To increase the number of shares of common stock authorized to be issued under the Incentive Plan by 3,300,000 shares;

•

To increase the limit on the number of shares of common stock of stock awards and stock unit awards that may be awarded to an individual employee in a calendar year from 150,000 shares to 600,000 shares;

•	To increase the limit on the number of shares of common stock of performance share awards that may be awarded to an individual employee in a calendar year from 150,000 shares to 600,000 shares;

•

To increase the limit on the number of shares of common stock of option awards and corresponding SARs awards that may be awarded to an individual employee in a calendar year from 400,000 shares to 600,000 shares; and

•	To clarify the definition of “Change in Control.”

Changes Effected by the Proposed Amendment and Restatement

The following summarizes the changes to the Incentive Plan that will be effected by the proposed amendment:

Increase in Shares Authorized to be Issued

The Incentive Plan currently limits the number of shares of common stock available for delivery pursuant to the Incentive Plan to 5,000,000 shares. As of June 18, 2009, 4,775,150 equity awards have been granted pursuant to the Incentive Plan, including long-term incentive awards made on June 18, 2009 of 1,460,400 performance shares (based on maximum performance levels) and 295,000 restricted shares. Of those awards, awards with respect to 258,000 shares have been cancelled and awards with respect to 67,200 shares have vested under the Incentive Plan, leaving 482,850 shares available for future awards under the Incentive Plan. As of June 18, 2009, a total of 6,226,185 shares were reserved for all outstanding awards, which is inclusive of the 4,449,950 shares reserved for awards outstanding under the Incentive Plan and 1,776,235 shares reserved for awards outstanding under prior plans.

The following tables summarize the Option, Restricted Stock, Restricted Stock Unit, Performance Share and Performance-Based Restricted Stock Unit activity under the Incentive Plan since March 31, 2009:

Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at March 31, 2009	2,635,835	6.08	6.26	49,804
Exercised	—	—	—	—
Forfeited	(35,100)	6.75	5.60	—
Expired	(45,000)	5.50	—	—
Outstanding at June 18, 2009	2,555,735	6.08	6.16	284,280
Vested and expected to vest at June 18, 2009	2,533,264	6.07	6.14	283,508
Exercisable at June 18, 2009	1,639,860	5.76	5.21	217,680

Restricted Stock	Shares	Weighted Average Grant Date Fair Value
Outstanding as of March 31, 2009	494,400	5.26
Granted	189,000	4.26
Vested	—	—
Forfeited	(1,500)	7.48
Outstanding as of June 18, 2009	681,900	4.98

Restricted Stock Units	Shares	Weighted Average Grant Date Fair Value
Outstanding as of March 31, 2009	91,500	4.47
Granted	106,000	4.26
Forfeited	(3,000)	4.47
Outstanding as of June 18, 2009	194,500	4.36

Performance Shares	Shares	Weighted Average Grant Date Fair Value
Outstanding as of March 31, 2009	1,188,150	4.47
Granted	1,460,400	4.26
Forfeited	(4,500)	4.47
Outstanding as of June 18, 2009	2,644,050	4.35

Performance-Based Restricted Stock Units	Shares	Weighted Average Grant Date Fair Value
Outstanding as of March 31, 2009	150,000	4.47
Granted	—	—
Forfeited	—	—
Outstanding as of June 18, 2009	150,000	4.47

The proposed amendment and restatement would increase the number of shares that may be delivered under the Incentive Plan by an additional 3,300,000 shares. By so increasing the number of shares authorized to be available for delivery under the Incentive Plan, there would be an aggregate of 3,782,850 shares available for future awards, which would represent 4.3 percent of the Company’s fully diluted shares. The Board of Directors believes that this 3,300,000 share increase is required to permit Alliance One to continue to offer the type and amount of incentive compensation needed to attract, motivate and retain the level of talent needed to successfully manage the Company.

Increases in Limits for Stock Awards and Stock Unit Awards, for Performance Share Awards, and for Options and SARs

The Incentive Plan currently limits the number of shares of common stock of stock awards and stock unit awards that may be awarded to an individual employee in a calendar year to 150,000 shares, limits the number of shares of common stock of performance share awards that may be awarded to an individual employee in a calendar year to 150,000 shares, and also limits the number of shares of common stock of options and corresponding SARs that may be awarded to an individual employee in a calendar year to 400,000 shares. The amendment and restatement would increase each of these limits to 600,000. The Executive Compensation Committee believes the current annual limits on these awards may prevent it from making awards to certain officers at the levels it believes are appropriate to accomplish its compensation objectives and would therefore require the Executive Compensation Committee to select substitute forms of compensation that do not as closely fit the Committee’s compensation objectives. For example, in fiscal 2009, the Committee awarded our chief executive officer 150,000 performance share units and 150,000 performance-based restricted stock units having similar terms as the performance share units. Our Board of Directors believes that the increase in the limits to 600,000 shares for any individual in any calendar year would provide the Executive Compensation Committee the appropriate level of flexibility to structure share-based awards to achieve its compensation objectives.

Clarify Definition of “Change in Control”

The proposed amendment and restatement modifies the definition of “Change in Control” to clarify that a Change in Control occurs upon, among other things, the Company’s consummation of a plan of merger, consolidation or share exchange, or the sale, lease or exchange of all or substantially all of the Company’s assets, rather than upon shareholder action with respect to such a transaction.

Summary of the Amended and Restated Incentive Plan

The following is a summary the Incentive Plan as proposed to be amended and restated. The full text of the Amended and Restated Alliance One International, Inc. 2007 Incentive Plan (the “Plan”) is attached as Appendix A to this proxy statement, and the following summary is qualified in its entirety by reference to the Plan.

Plan Administration

The Executive Compensation Committee (the “Committee”) selects the individuals to participate in the Plan, determines the level of participation of each participant and approves the terms and conditions of all awards. Each member of the Committee is required to be a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, and an “outside director” within the meaning of Section 162(m) of the Code. The Committee has the discretionary authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. Awards under the Plan that are made to non-employee Directors will be subject to the final approval of the full Board.

Share Authorization

A maximum of 8,300,000 shares may be issued pursuant to awards under the Plan.

Shares delivered under the Plan will be authorized but unissued shares of Company common stock. To the extent that any award payable in shares is forfeited, cancelled, returned to the Company for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, or otherwise terminates without payment being made, the shares covered thereby will be available for future awards under the Plan. In addition, awards settled in cash will not be counted against the maximum share reserve under the Plan.

The Plan does not contain “liberal share counting” provisions. Any shares exchanged by a participant or withheld from a participant as full or partial payment to the Company of the exercise price of an option or the tax withholding upon exercise or payment of an award are not added to the number of shares available for issuance under the Plan. The maximum number of shares that may be issued under the Plan will be adjusted to reflect stock dividends, stock splits, share consolidations or other changes in the Company’s capitalization. In that event similar changes will be made in the individual grant limitations (described below) and the terms of outstanding awards.

Eligibility and Participation

All full-time employees of the Company and its affiliates, as well as the Company’s non-employee Directors, will be eligible to participate in the Plan, although only employees are eligible to receive awards of stock options intended to qualify as incentive stock options under Section 422 of the Code. The Committee (or as to non-employee Directors, the Board) determines who will be granted awards, the number of shares subject to such grants and all other terms of awards.

Types of Plan Awards

The Plan provides for the grant of various forms of equity and equity-based incentives. The types of awards that may be issued under the Plan are described below.

Stock Options

Stock options granted under the Plan may be either nonqualified stock options or incentive stock options qualifying under Section 422 of the Code. No individual may be granted options in any calendar year for more than 600,000 shares of Company common stock. The exercise price of an option granted under the Plan may not be less than the fair market value of the Company’s common stock on the date the option is granted. The exercise price may be payable in cash, by the surrender of shares of Company common stock (including attestation), through a broker-assisted cashless exercise or as otherwise permitted by the Committee.

The Committee determines the terms of each stock option at the time of the grant including the vesting requirements and the effect of termination of service of a participant. The Committee has discretion to prescribe an option term of up to ten years. Vesting may be based on the continued service of the participant for specified time periods or on the attainment of specified business performance goals established by the Committee or both. Options (other than options granted to non-employee Directors) that vest or become exercisable solely on the basis of continued service cannot be fully vested before the third anniversary of the grant. The Committee may accelerate the vesting of options, in whole or in part, on account of a change in control or termination of service.

Stock Appreciation Rights

A stock appreciation right (or SAR) entitles the participant, upon exercise, to receive a payment equal to the excess of the fair market value of a share of Company common stock on the date of exercise over the base price of the SAR, multiplied by the applicable number of shares of common stock. SARs may be granted on a stand-alone basis or in tandem with a related stock option. The base price may not be less than the fair market value of a share of Company common stock on the date of grant. No individual may be granted SARs in any calendar year with respect to more than 600,000 shares of Company common stock.

The Committee determines the terms of each SAR at the time of the grant including the vesting requirements and the effect of termination of service of a participant. The Committee has discretion to provide that SARs will have a term of up to ten years. Vesting may be based on the continued service of the participant for specified time periods or on the attainment of specified business performance goals established by the Committee or both. SARs (other than SARs granted to non-employee Directors), that vest or become exercisable solely on the basis of continued service cannot be fully vested before the third anniversary of the grant. The Committee may accelerate the vesting of SARs, in whole or in part, on account of a change in control or termination of service. SARs may be payable in cash or in shares of Company common stock or in a combination of both.

Stock Awards and Stock Units

A stock award is shares of Company common stock that are issued subject to restrictions on transfer and vesting requirements as determined by the Committee. Vesting requirements may be based on the continued service of the participant for specified time periods or on the attainment of specified business performance goals established by the Committee or both. Stock awards (other than stock awards granted to non-employee Directors), that vest and become transferable based solely on continued service cannot become fully vested and transferable before the third anniversary of the grant. The vesting period for other stock awards must be at least one year. The Committee may provide that stock awards will vest and become transferable, in whole or in part, upon a change in control or termination of service. Subject to the transfer restrictions and vesting requirements of the award, the participant will have all of the rights of a Company shareholder, including all voting and dividend rights, during the restriction period. No individual may receive stock awards in any calendar year for more than 600,000 shares of Company common stock.

A stock unit award represents the participant’s right to receive a payment based on the value of a share of Company common stock. Stock units may be subject to such vesting requirements, restrictions and conditions to payment as the Committee determines are appropriate. Vesting requirements may be based on the continued service of the participant for a specified time period or on the attainment of specified business performance goals established by the Committee or both. Stock units (other than stock units granted to non-employee Directors), that vest based solely on continued service cannot become fully vested before the third anniversary of the grant. The vesting period for other stock units must be at least one year. The Committee may provide that stock units will vest, in whole or in part, upon a change in control or termination of service. Stock units are payable in cash or in shares of Company common stock or in a combination of both. Stock units may be granted with related dividend equivalent rights but a participant does not have any rights as a shareholder under a stock unit award. No individual may be awarded more than 600,000 stock units in any calendar year.

Performance Shares

A performance share represents the participant’s right to receive a share of stock (or its cash equivalent) conditioned on the attainment of specified business performance goals established by the Committee. The period in which the performance goals are measured must be at least one year. The Committee may provide that performance shares will be earned, in whole or in part, upon a change in control or termination of service. No individual may be granted more than 600,000 performance shares in any calendar year.

Incentive Awards

An incentive award represents a participant’s right to receive a benefit (payable in cash or stock) conditioned on the attainment of specified business goals established by the Committee. The period in which the performance goals are measured must be at least one year. The Committee may provide that incentive awards are earned, in whole or in part, upon a change in control or termination of service. No individual may receive an incentive award payment in any calendar year that exceeds $2,000,000 (if the performance period was one year) or the product of (i) $125,000 times (ii) the number of months in the performance period (for incentive awards with a performance period longer than one year). Incentive awards are payable in cash or in shares of Company common stock or in a combination of both.

Code Section 162(m)

For any stock award, stock units, performance shares or incentive award that is intended to qualify as “performance-based compensation,” within the meaning of Section 162(m), the committee shall establish performance goals with reference to one or more of the following:

•	Revenue

•	Gross Profit

•	Operating Income

•	Operating Ratio

•	EBITDA

•	EBIT

•	Net Income

•	Return on Equity

•	Return on Assets

•	Return on Capital

•	Return on Investment

•	Economic Profit

•	Operating Cycle

•	Cash Flow

•	Debt Reduction

•	Earnings per Share

•	Total Shareholder Return

•	Stock Price

Performance goals may be established on a Company-wide basis or with respect to one or more business units or Affiliates and may be expressed in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. When establishing performance goals for a performance period, the committee may exclude any or all extraordinary items, including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, other unusual or nonrecurring items, and the cumulative effects of accounting changes.

Transferability

Unless the Committee provides otherwise, all awards granted under the Plan are nontransferable except by will or the laws of descent and distribution. The Committee may allow the transfer of options (other than incentive stock options), SARs, performance shares and incentive awards to the participant’s children, grandchildren, spouse, a trust benefiting those family members or a partnership in which those family members are the only partners.

Term, Amendment and Termination

The Plan has a term of ten years from the date the Incentive Plan was adopted, unless terminated earlier by the Board of Directors. The Board may at any time and from time to time and in any respect amend or modify the Plan. However, no amendment will be effective without the approval of shareholders if shareholder approval is required by applicable law or the listing requirements of the exchange on which the Company common stock is listed for trading. For example, an amendment or modification that would constitute an option repricing will not be effective unless it is approved by shareholders. No amendment or modification of the Plan may adversely affect any outstanding award without the consent of the participant or the permitted transferee of the award.

Change in Control

The Plan provides that outstanding awards may become exercisable, vested or earned, in whole or in part, upon a change in control (as defined in the Plan). The Plan also provides that the Committee, without obtaining the consent of participants, may take certain actions with respect to outstanding awards upon a change in control. For example, the Committee may provide for outstanding awards to be replaced with substitute awards issued or granted by the surviving corporation. Alternatively, the Committee may provide for the cancellation of outstanding awards in exchange for a payment based on the per share consideration received by the Company’s shareholders in the control change transaction (or the excess of that value over the option price or base value in the case of options and SARs). Finally, the Committee may prescribe that outstanding options and SARs, to the extent that they are exercisable on or before the change in control, will be cancelled if they are not exercised on or before the completion of the change in control.

The Plan further provides that the benefits or amounts payable under awards will be reduced to avoid parachute payment excise taxes unless the participant will receive greater after-tax benefits by receiving all of his awards and paying the excise tax. This limitation will not apply, however, if the award agreement or another agreement provides that the Company will indemnify the participant from any parachute excise tax liability.

New Plan Benefits

The Company cannot estimate or determine the awards that will be made as a result of the proposed amendment and restatement of the Plan because awards will be determined in the discretion of the Committee (and subject to final approval of the full Board in the case of awards to non-employee Directors), except that the Company would have awarded Mr. Harrison an additional 265,650 performance share units and Mr. Sheets 2,550 performance share units (having a dollar value of $1,113,669 and $10,863, respectively) on terms similar to the awards of the 150,000 performance share units (having an aggregate dollar value of $639,000) that were awarded to each of them on June 18, 2009 at the same time the Committee made annual and long-term compensation awards to the Named Executive Officers and others.

Federal Income Taxes

The following is a general summary of the current federal income tax consequences of the granting and exercise of stock options and of awards of common stock (including both performance shares and restricted stock), stock units and SARs under the Plan. It does not attempt to describe all possible federal or other tax consequences of participation in the Plan. Furthermore, the tax consequences of awards made under the Plan are complex and subject to change, and some variation of the described rules may be applicable to any particular participant’s tax situation. The summary assumes in each case that there will no violation of the deferred compensation rules under Section 409A of the Internal Revenue Code, which would subject the affected participants to immediate taxation and penalties on unvested awards.

Incentive Stock Options

An employee who is granted an incentive stock option under the Plan will not be subject to federal income tax upon the grant or exercise of the option. However, upon the exercise of an incentive stock option, the difference between the exercise price for the option and its fair market value on the date of exercise, which is commonly referred to as the spread, is a tax preference item that must be taken into account in determining the employee’s alternative minimum tax. If the employee disposes of the shares in the same year the option was exercised, there are no alternative minimum tax implications. Generally, the employee can recover any alternative minimum tax liability paid as a credit against ordinary income taxes owed in future years.

In the event of a sale of the shares received upon exercise of an incentive stock option after two years from the date of grant and one year after the date of exercise (which we refer to as the “Holding Period”), any appreciation of the shares received above the exercise price should be a capital gain. The current federal tax rate applicable to long-term capital gains is 15 percent.

We will not be entitled to a tax deduction with respect to the grant or exercise of an incentive stock option, or with respect to any disposition of such shares after the Holding Period. However, if shares acquired pursuant to the exercise of an incentive stock option are sold by the employee before the end of the Holding Period, any gain on the sale will be ordinary income for the taxable year in which the sale occurs. Income will be realized only to the extent the amount received upon sale exceeds the employee’s adjusted basis for the stock. We will be entitled to a tax deduction in the amount of the ordinary income realized by the employee.

Non-incentive Stock Options.

A participant who is granted a stock option under the Plan that is not an incentive stock option will not be subject to federal income tax upon the grant of the option and we will not be entitled to a tax deduction by reason of such grant. Upon exercise of a non-incentive stock option, the spread or excess of the fair market value of the shares on the exercise date over the option price, will be taxable as ordinary income to the participant. Because it is treated as compensation income if the participant is an employee, for an employee the spread is subject to withholding of applicable payroll taxes. We may claim a tax deduction in the amount of the taxable compensation realized by the employee.

Common Stock Awards.

Common stock awards made without restrictions are subject to federal tax to the recipient and are deductible to the Company. Stock awards with restrictions (including both performance shares and restricted stock) will not be subject to federal tax upon grant and we will not be entitled to a tax deduction upon grant, unless the participant makes a timely election to recognize taxable income upon the grant of the award. If such an election is not made, when the restrictions lapse, the fair market value of shares free of restrictions will be as ordinary income to the participant and we may claim a tax deduction at the same time in the same amount. In either instance, because the income is treated as compensation income if the participant is an employee, applicable payroll taxes are required to be withheld when the employee recognizes the taxable income.

Stock Unit Awards and SARs.

A director or employee who is granted a stock unit or SAR award under the Plan will not be subject to federal tax upon the grant of the award and we will not be entitled to a tax deduction by reason of such grant. However, when common stock or cash is delivered to the participant pursuant to such an award, the participant will recognize ordinary income equal to the fair market value of the shares or cash delivered under the award, and we may claim a tax deduction at the same time in the same amount.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE PROPOSED AMENDMENT AND RESTATEMENT OF THE 2007 INCENTIVE PLAN.

OTHER MATTERS

On this date, the Company is not aware of any matters to be presented for action at the meeting other than as stated in this notice. However, if any other matters requiring a vote of shareholders are properly presented at the meeting, it is intended that proxies in the accompanying form will be voted on such other matters in accordance with the judgment of the persons voting such proxies.

ANNUAL REPORT

The annual report, including consolidated financial statements of the Company and its subsidiaries for the fiscal year ended March 31, 2009, is first being mailed to shareholders with this proxy statement on or around July 10, 2009.

By Order of the Board of Directors:

Henry C. Babb
Secretary

APPENDIX A

AMENDED AND RESTATED

ALLIANCE ONE INTERNATIONAL, INC. 2007 INCENTIVE PLAN

A-(i)

A-(ii)

A-(iii)

ARTICLE I

DEFINITIONS

1.01.	Affiliate.

Affiliate means any “subsidiary corporation” or “parent corporation” as such terms are defined in Section 424 of the Code or any other trade or business that would be a “parent corporation” or a “subsidiary corporation” if it was organized as a corporation.

1.02.	Agreement.

Agreement means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of an Award granted to such Participant.

1.03.	Award.

Award means an Option, SAR, Stock Award, Stock Unit Award, Performance Share Award, or Incentive Award granted under this Plan.

1.04.	Board.

Board means the Board of Directors of the Company.

1.05.	Change in Control.

Change in Control means any of the following:

(a) Any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner, directly or indirectly, of Company securities representing more than 30% of the aggregate voting power of all classes of the Company’s voting securities on a fully diluted basis, after giving effect to the conversion of all outstanding warrants, options and other securities of the Company convertible into or exercisable for voting securities of the Company (whether or not such securities are then exercisable);

(b) The Company consummates a plan of merger, consolidation or share exchange between the Company and an entity other than a direct or indirect wholly-owned subsidiary of the Company, unless the Company shareholders immediately before the completion of such transaction will continue to hold at least 50% of the aggregate voting power of all classes of voting securities of the surviving or resulting entity;

(c) The Company consummates a sale, lease, exchange or other disposition of all, or substantially all, of the Company’s property, unless the Company shareholders immediately before the completion of such transaction will continue to hold, directly or indirectly, at least 50% of the aggregate voting power of all classes of voting securities of the transferee; or

(d) During any period of two consecutive years (which period may be deemed to begin prior to the date of this Plan), individuals who at the beginning of such period constituted the Board, together with any new members of the Board whose election by the Board or whose nomination for election by the Company’s shareholders was approved by a majority of the members of the Board then still in office who either were directors at the beginning of such period or whose nomination or election was previously so approved, cease for any reason to constitute a majority of the Board.

1.06.	Code.

Code means the Internal Revenue Code of 1986, and any amendments thereto.

1.07.	Committee.

Committee means a committee of the Board appointed to administer the Plan. The Committee shall be comprised of two or more members of the Board; all of whom shall be “non-employee directors” as defined in Securities Exchange Commission Rule 16b-3 as in effect from time to time and “outside directors” as defined in Code section 162(m) as in effect from time to time; provided, however, that the failure of the Committee to satisfy the “non-employee director” or “outside director” requirements shall not affect the validity of any Award.

1.08.	Common Stock.

Common Stock means the common stock of the Company.

1.09.	Company.

Company means Alliance One International, Inc.

1.10.	Corresponding SAR.

Corresponding SAR means an SAR that is granted in relation to a particular Option and that can be exercised only upon the surrender to the Company, unexercised, of that portion of the Option to which the SAR relates.

1.11.	Date of Exercise.

Date of Exercise means (i) with respect to an Option, the date that the Option price is received by the Company and (ii) with respect to an SAR, the date that the notice of exercise is received by the Company.

1.12.	Fair Market Value.

Fair Market Value means, on any given date, the closing price of the Common Stock as reported on an established stock exchange on which the Common Stock is listed. If the Common Stock was not traded on such exchange on such date, then the Fair Market Value is determined with reference to the preceding day that the Common Stock was so traded. If the Common Stock is not listed on an established stock exchange, then the Fair Market Value shall be determined by the Committee using any reasonable method in good faith.

1.13.	Incentive Award.

Incentive Award means an award, denominated in dollars which, subject to such terms and conditions as may be prescribed by the Committee, entitles the Participant to receive a cash payment, shares of Common Stock or a combination of cash and Common Stock from the Company or an Affiliate upon the achievement of performance objectives.

1.14.	Incentive Stock Option.

Incentive Stock Option means an Option designated as an Incentive Stock Option within the meaning of Code Section 422 or any successor provision thereto.

1.15.	Initial Value.

Initial Value means, with respect to an SAR, the Fair Market Value of one share of Common Stock on the date of grant.

1.16.	Option.

Option means a stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in an Agreement.

1.17.	Participant.

Participant means an employee of the Company or of an Affiliate or member of the Board, who satisfies the requirements of Article IV and is selected by the Committee to receive an Award.

1.18.	Performance Share.

Performance Share means an Award, in the amount determined by the Committee and specified in an Agreement, stated with reference to a specified number of shares of Common Stock, that entitles the holder to receive shares of Common Stock, a cash payment, or a combination of Common Stock and cash, upon achievement of performance objectives in accordance with the provisions of Article VIII. The Committee, in its discretion, will determine whether a Performance Share will be settled with shares of Common Stock, cash or a combination of Common Stock and cash.

1.19.	Plan.

Plan means the Alliance One International, Inc. 2007 Incentive Plan.

1.20.	SAR.

SAR means a stock appreciation right that entitles the holder to receive, with respect to each share of Common Stock encompassed by the exercise of such SAR, the excess of the Fair Market Value on the Date of Exercise, payable in cash, shares of Common Stock or a combination of Common Stock and cash at the discretion of the Committee, over the Initial Value. References to “SARs” include both Corresponding SARs and SARs granted independently of Options, unless the context requires otherwise.

1.21.	Stock Award.

Stock Award means Common Stock awarded to a Participant under Article VII.

1.22.	Stock Unit Award.

Stock Unit Award means a right to receive one or more shares of Common Stock (or cash of an equivalent value) in the future awarded to a Participant under Article VII.

1.23.	Substitute Award.

Substitute Award means an Award granted in assumption of, or in substitution or exchange for, an award previously granted, or the right or obligation to make a future award, by a corporation or other trade or business acquired by the Company or an Affiliate or with which the Company or an Affiliate combines.

ARTICLE II

PURPOSES

The Plan is intended to assist the Company in recruiting and retaining employees and members of the Board with ability and initiative by enabling such persons to participate in its future success and to associate their interests with those of the Company and its shareholders. The Plan is intended to permit the grant of Options, SARs, Stock Awards, Stock Unit Awards, Performance Share Awards, and Incentive Awards. Both Incentive Stock Options and Options not so qualifying can be granted. No Option that is intended to be an Incentive Stock Option shall be invalid for failure to qualify as an Incentive Stock Option.

ARTICLE III

ADMINISTRATION

3.01.	Administrative Authority.

Except as provided in this Article III, the Plan shall be administered by the Committee; provided, however, that awards to members of the Board who are not employed by the Company or an Affiliate, the terms of such awards and the settlement of such awards shall be subject to the final approval of the Board. The Committee shall have authority to grant Awards upon such terms (not inconsistent with the provisions of this Plan) as the Committee may consider appropriate. Such terms may include conditions (in addition to those contained in this Plan) on the exercisability of all or any part of an Option or SAR or on the transferability or forfeitability of a Stock Award. Notwithstanding any such conditions (but subject to the express provisions of the Plan), the Committee, in its discretion, may accelerate the time at which any Option or SAR may be exercised or the time at which any other Award may become transferable or nonforfeitable. In addition, the Committee shall have complete authority to interpret all provisions of this Plan; to prescribe the form of Agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; to prescribe the form of agreements and documents used in connection with the Plan; and to make all other determinations necessary or advisable for the administration of this Plan. The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. Any decision made, or action taken, by the Committee in connection with the administration of this Plan shall be final and conclusive. No member of the Committee shall be liable for any act done in good faith with respect to this Plan or any Agreement, or Award. All expenses of administering this Plan shall be borne by the Company.

To the extent permitted by applicable law, the Committee, in its discretion, may delegate to one or more officers of the Company all or part of the Committee’s authority and duties with respect to Participants who are not subject to the reporting and other provisions of Section 16 of the Securities Exchange Act of 1934, as in effect from time to time. In the event of such delegation, and as to matters encompassed by the delegation, references in the Plan to the Committee shall be interpreted as a reference to the Committee’s delegate or delegates. The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee’s delegate or delegates that were consistent with the terms of the Plan and the prior delegation.

3.02.	Agreements.

All Awards granted under this Plan shall be evidenced by Agreements which shall be subject to the applicable provisions of this Plan and to such other provisions as the Committee may adopt.

3.03.	Employment or Service.

In the event that the terms of an Agreement provide that the Participant must complete a stated period of employment or service as a condition of exercising, earning or retaining an Award, the Committee may decide to what extent leaves of absence for government or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.

ARTICLE IV

ELIGIBILITY

Any employee of the Company or of any Affiliate (including any corporation or trade or business that becomes an Affiliate after the adoption of this Plan) or member of the Board is eligible to participate in this Plan if the Committee, in its sole discretion, determines that such person has contributed or can be expected to contribute to the profits or growth of the Company or an Affiliate. The Committee will designate individuals to whom Awards are to be made and will specify the type of Award and the number of shares of Common Stock subject to each Award.

ARTICLE V

STOCK SUBJECT TO PLAN

5.01.	Source of Shares.

Shares of Common Stock issued under the Plan shall be authorized but unissued shares.

5.02.	Maximum Number of Shares.

The maximum aggregate number of shares of Common Stock that may be issued pursuant to Awards under this Plan is 8,300,000 shares. Shares of Common Stock underlying Awards that are settled in cash, and shares of Common Stock underlying Substitute Awards, shall not reduce the number of Shares available for Awards.

The maximum aggregate number of shares of Common Stock that may be issued under this Plan shall be adjusted as provided in this Article V and Article XII.

5.03.	Forfeitures, etc.

To the extent that an Award involving the issuance of shares of Common Stock is forfeited or otherwise terminates without the delivery of shares, the shares of Common Stock allocated to such Award may be reallocated to other Awards to be granted under this Plan, provided that this provision shall not be applicable with respect to (i) the cancellation of a Corresponding SAR upon the exercise of the related Option or (ii) the cancellation of an Option upon the exercise of the Corresponding SAR.

Notwithstanding the foregoing, shares of Common Stock which are tendered (actually or by attestation), by a Participant or withheld by the Company to pay the option price or satisfy the Participant’s tax withholding obligations in connection with the exercise or settlement of an Award may not be reallocated to other Awards to be granted under this Plan. Furthermore, if an SAR is exercised and settled, in whole or in part, with Common Stock then the number of shares available for grant shall be reduced by the total number of shares for which the SAR was exercised (rather than the number of shares of Common Stock issued).

ARTICLE VI

OPTIONS AND SARs

6.01.	Award.

In accordance with the provisions of Article IV, the Committee will designate each individual to whom an Option or SAR is to be granted and will specify the number of shares of Common Stock covered by the award. An Option may be granted with or without a related SAR. An SAR may be granted with or without a related Option. No Participant may be granted Incentive Stock Options or related SARs (under all incentive stock option plans of the Company and its Affiliates) which are first exercisable in any calendar year for stock having an aggregate Fair Market Value (determined as of the date an option is granted) exceeding the amount prescribed by Section 422(d) of the Code as in effect from time to time. No Participant may be granted Options in any calendar year for more than 600,000 shares of Common Stock, subject to adjustment as provided in Article XII. No Participant may be granted SARs that are not related to an Option in any calendar year for more than 600,000 shares of Common Stock , subject to adjustment as provided in Article XII. For purposes of the two preceding sentences, an Option and any Corresponding SAR related to the Option shall be treated as a single award.

6.02.	Option Price.

The price per share for Common Stock purchased on the exercise of an Option shall be determined by the Committee on the date of grant; provided, however, that the price per share for Common Stock purchased on the exercise of any Option shall not be less than the Fair Market Value on the date the Option is granted. Except for adjustments authorized under Article XII, no Option or SAR may be repriced, replaced, regranted through cancellation, repurchased, or modified without shareholder approval, if the effect would be to reduce the option price or Initial Value, as applicable, for the shares underlying such Award.

6.03.	Maximum Period.

The maximum period in which an Option or SAR may be exercised shall be determined by the Committee on the date of grant except that no Option or SAR shall be exercisable after the expiration of ten years from the date the Option or SAR was granted. The terms of any Option or SAR may provide that it is exercisable for a period less than such maximum period.

6.04.	Nontransferability.

Except as provided in Section 6.05, Options and SARs granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. In the event of any such transfer, the Option and any Corresponding SAR that relates to such Option must be transferred to the same person or persons or entity or entities. Except as provided in Section 6.05, during the lifetime of the Participant to whom the Option or SAR is granted, the Option or SAR may be exercised only by the Participant. No right or interest of a Participant in any Option or SAR shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

6.05.	Transferable Options and SARs.

Section 6.04 to the contrary notwithstanding, if the Agreement provides, an Option or SAR may be transferred by a Participant to the Participant’s children, grandchildren or spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners. Options and SARs may not be transferred to third parties for consideration without shareholder approval. The holder of an Option or SAR transferred pursuant to this section shall be bound by the same terms and conditions that governed the Option or SAR during the period that it was held by the Participant; provided, however, that such transferee may not transfer the Option or SAR except by will or the laws of descent and distribution. In the event of any such transfer (by the Participant or his transferee), the Option and any Corresponding SAR that relates to such Option must be transferred to the same person or persons or entity or entities.

6.06.	Exercise.

An Option or SAR granted under this Plan shall be deemed to have been exercised on the Date of Exercise. Subject to the provisions of this Article VI and Article XIII, an Option or SAR may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Committee shall determine. The preceding sentence to the contrary notwithstanding and except as provided in Section 6.10, an Option or SAR that becomes exercisable solely on account of the Participant’s continued employment shall not become fully exercisable before the third anniversary of the date of grant. The preceding sentence shall not apply to Options and SARs granted to Participants who are members of the Board but are not employees of the Company or an Affiliate on the date of grant. A Corresponding SAR that is related to an Incentive Stock Option may be exercised only to the extent that the related Option is exercisable and only when the Fair Market Value exceeds the option price of the related Option. An Option or SAR granted under this Plan may be exercised with respect to any number of whole shares less than the full number of whole shares for which the Option or SAR could be exercised. A partial exercise of an Option or SAR shall not affect the right to exercise the Option or SAR from time to time in accordance with this Plan and the applicable Agreement with respect to the shares remaining subject to the Option or related to the SAR. The exercise of either an Option or Corresponding SAR shall result in the termination of the other to the extent of the number of shares with respect to which the Option or Corresponding SAR is exercised.

6.07.	Payment of Option Price.

Unless otherwise provided by the Agreement, payment of the Option price shall be made in cash or a cash equivalent acceptable to the Committee. If the Agreement provides, payment of all or part of the Option price may be made by surrendering shares of Common Stock to the Company or by attesting to such ownership of shares. If Common Stock is used to pay all or part of the Option price, the shares surrendered or attested must have an aggregate Fair Market Value (determined as of the day preceding the Date of Exercise) that, together with any cash or cash equivalent paid, is not less than the option price for the number of shares for which the Option is being exercised.

6.08.	Determination of Payment of Cash and/or Common Stock Upon Exercise of SAR.

At the Committee’s discretion, the amount payable as a result of the exercise of an SAR may be settled in cash, Common Stock, or a combination of cash and Common Stock. A fractional share shall not be deliverable upon the exercise of an SAR but a cash payment will be made in lieu thereof.

6.09.	Shareholder Rights.

No Participant shall have any rights as a shareholder with respect to shares subject to an Option or SAR until, and then only to the extent that, the Option or SAR is exercised and Common Stock is issued to the Participant.

6.10.	Termination of Employment; Change in Control.

Section 6.06 to the contrary notwithstanding, the Committee may provide that an Option or SAR shall be or shall become exercisable, in whole or in part, upon a termination of the Participant’s employment or service or a Change in Control. The Committee’s determination under this Section 6.10 may be made at the time the Option or SAR is granted or thereafter (but before the expiration or forfeiture of the Option or SAR).

ARTICLE VII

STOCK AND STOCK UNIT AWARDS

7.01.	Award.

In accordance with the provisions of Article IV, the Committee will designate each individual to whom a Stock Award or Stock Unit Award is to be made and will specify the number of shares of Common Stock covered by the Award; provided, however, that no Participant may be awarded Stock Awards or Stock Unit Awards in any calendar year for more than 600,000 shares of Common Stock, subject to adjustment as provided in Article XII.

7.02.	Vesting.

As provided in this Section 7.02, but subject to Section 7.04, the Committee, on the date of the award, shall prescribe that a Participant’s rights in a Stock Award or Stock Unit shall be forfeitable or otherwise restricted for a period of time set forth in the Agreement. By way of example and not of limitation, the restrictions may postpone transferability of the shares or may provide that the shares will be forfeited if the Participant separates from the employ or service of the Company and its Affiliates before the expiration of a stated term or if the Company, the Company and its Affiliates or the Participant fail to achieve stated objectives. Stock Awards and Stock Units that become vested and transferable solely on account of the Participant’s continued employment shall not become entirely vested and transferable before the third anniversary of the date of grant and other Stock Awards and Stock Units shall not become entirely vested and transferable before the first anniversary of the date of grant. The preceding sentence shall not apply to Stock Awards and Stock Units granted to Participants who are members of the Board but are not employees of the Company or an Affiliate on the date of grant. A Stock Award or Stock Unit Award shall become vested and nontransferable only to the extent that the Committee first certifies that any restrictions or objectives have been satisfied.

7.03.	Shareholder Rights.

Prior to their forfeiture in accordance with the terms of the Agreement and while Stock Awards are nonvested, nontransferable or both, a Participant will have all rights of a shareholder with respect to a Stock Award, including the right to receive dividends and vote the shares; provided, however, that (i) a Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of a Stock Award, (ii) the Company shall retain custody of the certificates evidencing shares of Common Stock issued as a Stock Award, and (iii) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to each Stock Award. The limitations set forth in the preceding sentence shall not apply after the shares become vested and transferable.

No Participant shall, as a result of receiving a Stock Unit Award, have any rights as a shareholder until, and then only to the extent that, the Stock Unit Award is earned and Common Stock is issued to the Participant. Stock Unit Awards may be granted together with a dividend equivalent right with respect to the shares of Common Stock subject to the Award, which may be paid currently, accumulated, or deemed reinvested in additional Stock Unit Awards, as determined by the Committee and set forth in the Agreement.

7.04.	Termination of Employment; Change in Control.

Section 7.02 to the contrary notwithstanding, the Committee may provide that a Stock Award or Stock Unit shall be or shall become vested and transferable, in whole or in part, upon a termination of the Participant’s employment or service or a Change in Control. The Committee’s determination under this Section 7.04 may be made at the time a Stock Award or Stock Unit is granted or thereafter (but before the forfeiture of the Stock Award of Stock Unit).

ARTICLE VIII

PERFORMANCE SHARE AWARDS

8.01.	Award.

In accordance with the provisions of Article IV, the Committee will designate individuals to whom an award of Performance Shares is to be granted and will specify the number of shares of Common Stock covered by the Award; provided, however, that no Participant may be awarded Performance Shares in any calendar year for more than 600,000 shares of Common Stock, subject to adjustment as provided in Article XII.

8.02.	Earning the Award.

Subject to Section 8.08, the Committee, on the date of the grant of Performance Shares, shall prescribe that the Performance Shares, or a portion thereof, will be earned, and the Participant will be entitled to receive payment pursuant to the award of Performance Shares, only upon the satisfaction of performance objectives or such other criteria as may be prescribed by the Committee and set forth in the Agreement. Subject to Section 8.08, a performance period of at least one-year will be established for any Performance Shares and no payments will be made with respect to Performance Shares unless, and then only to the extent that, the Committee certifies that such objectives have been achieved.

8.03.	Issuance of Shares.

To the extent that a Performance Share Award is settled with Common Stock, the shares of Common Stock earned shall be issued to the Participant as soon as practicable after the Committee certifies the number of Performance Shares earned by the Participant; provided, however, that such shares must be issued by March 15 of the year after the year in which the Performance Share is earned. A fractional share shall not be issuable under this Article VIII but instead will be settled in cash.

8.04.	Settlement in Cash.

To the extent that a Performance Share Award is settled in cash, the payment will be made in a single sum as soon as practicable after the Committee certifies the number of Performance Shares earned by the Participant; provided, however, that such cash payment must be made by March 15 of the year after the year in which the Performance Share is earned. To the extent that a Performance Share Award is settled in cash, the amount of cash payable under a Performance Share Award shall equal the Fair Market Value of the number of shares of Common Stock equal to the number of Performance Shares earned on the date that the Committee certifies the Participant’s right to receive the payment.

8.05.	Shareholder Rights.

No Participant shall, as a result of receiving an award of Performance Shares, have any rights as a shareholder until and then only to the extent that the Performance Shares are earned and Common Stock is issued to the Participant.

8.06.	Nontransferability.

Except as provided in Section 8.07, a Participant may not transfer a Performance Share award or the right to receive payment thereunder other than by will or by the laws of descent and distribution. No right or interest of a Participant in any Performance Share award shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

8.07.	Transferable Performance Shares.

Section 8.06 to the contrary notwithstanding, the Committee may grant Performance Shares that are transferable to the Participant’s children, grandchildren or spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners; provided however, that the Participant may not receive any consideration for the transfer without shareholder approval. The holder of a Performance Share transferred pursuant to this section shall be bound by the same terms and conditions that governed the Performance Share award during the period that it was held by the Participant; provided, however, that such transferee may not transfer the Performance Share award except by will or the laws of descent and distribution.

8.08.	Termination of Employment; Change in Control.

Section 8.02 to the contrary notwithstanding, the Committee may provide that a Performance Share Award shall be or shall become earned, in whole or in part, upon a termination of the Participant’s employment or service or a Change in Control. The Committee’s determination under this Section 8.08 may be made at the time a Performance Share is awarded or thereafter (but before the forfeiture of the Performance Share Award).

ARTICLE IX

INCENTIVE AWARDS

9.01.	Award.

The Committee shall designate Participants to whom Incentive Awards are made. All Incentive Awards shall be finally determined exclusively by the Committee. With respect to an Incentive Award based on a performance period of one year, no Participant may receive an Incentive Award payment in any calendar year that exceeds $2,000,000. With respect to an Incentive Award based on a performance period of more than one year, no Participant may receive an Incentive Award payment in any calendar year that exceeds the product of (i) $125,000 and (ii) the number of months in the performance period.

9.02.	Terms and Conditions.

The Committee, at the time an Incentive Award is made, shall specify the terms and conditions which govern the award. Such terms and conditions shall prescribe that the Incentive Award shall be earned only to the extent that the Company achieves performance objectives or such other criteria as may be prescribed by the Committee and set forth in the Agreement. Except as provided in Section 9.08, the performance period of an Incentive Award shall be at least one year.

9.03.	Nontransferability.

Except as provided in Section 9.04, a Participant may not transfer an Incentive Award or the right to receive payment thereunder other than by will or by the laws of descent and distribution. No right or interest of a Participant in an Incentive Award shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

9.04.	Transferable Incentive Awards.

Section 9.03 to the contrary notwithstanding, the Committee may grant Incentive Awards that are transferable to the Participant’s children, grandchildren or spouse, one or more trusts for the benefit of such family members or a partnership in which such family members are the only partners; provided, however that the Participant may not receive any consideration for the transfer without shareholder approval. The holder of an Incentive Award transferred pursuant to this section shall be bound by the same terms and conditions that governed the Incentive Award during the period that it was held by the Participant; provided, however, that such transferee may not transfer the Incentive Award except by will or the laws of descent and distribution.

9.05.	Issuance of Shares.

To the extent that an Incentive Award is settled with Common Stock, the shares of Common Stock shall be issued to the Participant as soon as practicable after the Committee certifies the extent to which the Incentive Award has been earned; provided, however, that such shares must be issued by March 15 of the year after the year in which the Incentive Award is earned. The issuance of Common Stock in full or partial settlement of an Incentive Award shall be based on the Fair Market Value on the date the Committee certifies the extent to which the Incentive Award has been earned.

9.06.	Settlement in Cash.

To the extent that an Incentive Award is settled in cash, the payment will be made in a single sum as soon as practicable after the Committee certifies the extent to which the Incentive Award has been earned; provided, however, that such cash payment must be made by March 15 of the year after the year in which the Incentive Award is earned.

9.07.	Shareholder Rights.

No Participant shall, as a result of receiving an Incentive Award, have any rights as a shareholder of the Company or any Affiliate on account of the Incentive Award until, and then only to the extent that, the Incentive Award is earned and settled with the issuance of Common Stock.

9.08.	Termination of Employment; Change in Control.

Section 9.02 to the contrary notwithstanding, the Committee may provide that an Incentive Award shall be or shall become earned, in whole or in part, upon a termination of the Participant’s employment or service or a Change in Control. The Committee’s determination under this Section 9.08 may be made at the time an Incentive Award is granted or thereafter (but before the forfeiture of the Incentive Award).

ARTICLE X

CHANGE IN CONTROL

10.01.	Impact of Change in Control.

In accordance with Sections 6.10, 7.04, 8.08, and 9.08 and to the extent provided by the Committee thereunder, but subject to Sections 10.02, 10.03 and 10.04, upon a Change in Control, (i) each Option and SAR shall be exercisable, (ii) each Stock Award and Stock Unit will become transferable and nonforfeitable, (iii) each Performance Share shall be earned and (iv) each Incentive Award shall be earned.

10.02.	Assumption Upon Change in Control.

In the event of a Change in Control the Committee, in its discretion and without the need for a Participant’s consent, may provide that an outstanding Option, SAR, Stock Award, Stock Unit, Performance Share or Incentive Award shall be assumed by, or will be replaced by a substitute award granted by, the surviving entity in the Change in Control. Such assumed or substituted award shall be of the same type of award as the original Option, SAR, Stock Award, Stock Unit, Performance Share or Incentive Award being assumed or substituted. The assumed or substituted award shall have a value, as of the completion of the Change in Control, that is substantially equal to the value of the original award (or the difference between the Fair Market value and the option price or Initial Value in the case of Options and SARs) as the Committee determines is equitably required and such other terms and conditions as may be prescribed by the Committee.

10.03.	Cash-Out Upon Change in Control.

In the event of a Change in Control, the Committee, in its discretion and without the need for a Participant’s consent, may provide that an outstanding Option, SAR, Stock Award, Stock Unit, Performance Share and Incentive Award shall be cancelled in exchange for a payment. The payment may be in cash, shares of Common Stock or other securities or consideration received by shareholders in the Change in Control transaction. The amount of the payment shall be an amount that is substantially equal to (i) the amount by which the price per share received by stockholders in the Change in Control exceeds the Option price or Initial Value in the case of an Option and SAR, or (ii) the price per share received by stockholder for each share of Common Stock subject to a Stock Award, Stock Unit and Performance Shares.

10.04.	Cancellation of options and SARs.

In the event of a Change in Control, the Committee, in its sole discretion and without the need for a Participant’s consent, may provide that an outstanding Option or SAR that is exercisable on or before the completion of the Change in Control shall be cancelled and forfeited if not exercised on or before completion of the Change in Control.

10.05.	Limitation on Benefits.

The benefits that a Participant may be entitled to receive under this Plan and other benefits that a Participant is entitled to receive under other plans, agreements and arrangements (which, together with the benefits provided under this Plan, are referred to as “Payments”), may constitute Parachute Payments that are subject to Code Sections 280G and 4999. As provided in this Article X, the Parachute Payments will be reduced if, and only to the extent that, a reduction will allow a Participant to receive a greater Net After Tax Amount than a Participant would receive absent a reduction.

The Accounting Firm will first determine the amount of any Parachute Payments that are payable to a Participant. The Accounting Firm also will determine the Net After Tax Amount attributable to the Participant’s total Parachute Payments.

The Accounting Firm will next determine the largest amount of Payments that may be made to the Participant without subjecting the Participant to tax under Code Section 4999 (the “Capped Payments”). Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to the Capped Payments.

The Participant will receive the total Parachute Payments or the Capped Payments, whichever provides the Participant with the higher Net After Tax Amount. If the Participant will receive the Capped Payments, the total Parachute Payments will be adjusted by first reducing the amount of any noncash benefits (other than Common Stock) under this Plan or any other plan, agreement or arrangement (with the source of the reduction to be directed by the Participant) and then by reducing the amount of any cash benefits and Common Stock under this Plan or any other plan, agreement or arrangement (with the source of the reduction to be directed by the Participant). The Accounting Firm will notify the Participant and the Company if it determines that the Parachute Payments must be reduced to the Capped Payments and will send the Participant and the Company a copy of its detailed calculations supporting that determination.

As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time that the Accounting Firm makes its determinations under this Article X, it is possible that amounts will have been paid or distributed to the Participant that should not have been paid or distributed under this Article X (“Overpayments”), or that additional amounts should be paid or distributed to the Participant under this Article X (“Underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Participant must repay the Overpayment to the Company, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Participant to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Participant is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999. If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Participant and the Company of that determination and the amount of that Underpayment, without interest, will be paid to the Participant promptly by the Company.

For purposes of this Article X, the term “Accounting Firm” means the independent accounting firm engaged by the Company immediately before the Change in Control. For purposes of this Article X, the term “Net After Tax Amount” means the amount of any Parachute Payments or Capped Payments, as applicable, net of taxes imposed under Code Sections 1, 3101(b) and 4999 and any State or local income taxes applicable to the Participant on the date of payment. The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment. For purposes of this Article X, the term “Parachute Payment” means a payment that is described in Code Section 280G(b)(2), determined in accordance with Code Section 280G and the regulations promulgated or proposed thereunder.

Notwithstanding any other provision of this Section 10.05, the limitations and provisions of this Section 10.05 shall not apply to any Participant who, pursuant to an agreement with the Company or the terms of another plan maintained by the Company, is entitled to indemnification for any liability that the Participant may incur under Code Section 4999.

ARTICLE XI

PERFORMANCE-BASED COMPENSATION

The Committee may determine whether any Stock Award, Stock Unit Award, Performance Share Award, or Incentive Award is intended to be “performance-based compensation” as that term is used in Section 162(m) of the Code. Any Awards designated as “performance-based compensation” shall be conditioned on the achievement of one or more of the following performance objectives and will be subject to all other conditions and requirements of Section 162(m): Fair Market Value or the Company’s revenue, gross profit, operating income, operating ratio, earnings before interest, taxes, depreciation and amortization, earnings before interest and taxes, return on capital, economic profit, operating cycle, total shareholder return, return on equity, return on assets, cash flow, debt reduction, return on investments, net income or earnings per share. Performance objectives may be described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to an Affiliate, division, department, region, function or business unit and may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of Company performance (or performance of the applicable Affiliate, division, department, region, function or business unit) or measured relative to selected peer companies or a market index.

Such terms and conditions also may include other limitations on payment or settlement including, by way of example and not of limitation, requirements that the Participant complete a specified period of employment with the Company or an Affiliate or that the Company, an Affiliate, or the Participant attain stated objectives or goals (in addition to those prescribed in accordance with the preceding sentence) as a prerequisite to payment under the Award.

The Committee may adjust the performance goals as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine, excluding any adjustments that would result in the Company paying non-deductible compensation to a Participant.

ARTICLE XII

ADJUSTMENT UPON CHANGE IN COMMON STOCK

The maximum number of shares that may be issued pursuant to Awards, the per individual limitations on Awards, and the terms of outstanding Awards (including the option price or Initial Value) shall be adjusted, as the Committee shall determine to be equitably required in the event that (a) the Company (i) effects one or more stock dividends, extraordinary cash dividends, stock split-ups, subdivisions or consolidations of shares or (ii) engages in a transaction to which Section 424 of the Code applies or (b) there occurs any other event which, in the judgment of the Committee necessitates such action. Any determination made under this Article XII by the Committee shall be final and conclusive.

The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the maximum number of shares as to which Awards may be granted, the per individual limitations on Awards or the terms of outstanding Awards.

The Committee may issue Substitute Awards in substitution for stock awards, stock options, stock appreciation rights, or similar awards held by an individual who becomes an employee of the Company or an Affiliate or whose employer becomes an Affiliate in connection with a transaction described in the first paragraph of this Article XII. Notwithstanding any provision of the Plan, the terms of such Substitute Awards shall be as the Committee, in its discretion, determines is appropriate.

ARTICLE XIII

COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES

No Option or SAR shall be exercisable, no Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements) and the rules of all domestic stock exchanges on which the Company’s shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any share certificate issued to evidence Common Stock for which an Award was made or settled may bear such legends and statements as the Committee may deem advisable to assure compliance with federal and state laws and regulations. No Option or SAR shall be exercisable, no Common Stock shall be issued, no certificate for shares shall be delivered, and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Committee may deem advisable from regulatory bodies having jurisdiction over such matters.

ARTICLE XIV

GENERAL PROVISIONS

14.01.	Effect on Employment or Service.

Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof) shall confer upon any individual any right to continue in the employ or service of the Company or an Affiliate or in any way affect any right and power of the Company or an Affiliate to terminate the employment or service of any individual at any time with or without assigning a reason therefor.

14.02.	Unfunded Plan.

The Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

14.03.	Rules of Construction.

Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

14.04.	Tax Withholding.

The Participant shall be responsible for payment of any taxes or similar charges required by law to be withheld from an Award or an amount paid in satisfaction of an Award, which shall be paid by the Participant on or prior to the payment or other event that results in taxable income in respect of an Award. The Agreement may specify the manner in which the withholding obligation shall be satisfied with respect to the particular type of Award, which may include procedures to permit or require a Participant to satisfy such obligation in whole or in part (but only up to the statutory minimum) by having the Company withhold shares of Common Stock from the shares to which the Participant is entitled. The number of shares to be withheld shall have a Fair Market Value as of the date that the amount of tax to be withheld is determined as nearly equal as possible to (but not exceeding) the amount of such obligations being satisfied. Notwithstanding the foregoing, the Company, in its sole discretion, may withhold all such required taxes from any amount otherwise payable to a Participant.

14.05.	Governing Law.

The Plan and all rights hereunder shall be subject to and interpreted in accordance with the laws of the Commonwealth of Virginia, without reference to the principles of conflicts of laws, and to applicable Federal securities laws.

14.06.	Section 409A.

Notwithstanding any provision in the Plan or an Agreement, if any provision of this Plan or an Agreement contravenes any regulations or guidance promulgated under Section 409A of the Code or would cause an Award to be subject to additional taxes, accelerated taxation, interest and/or penalties under Section 409A of the Code, such provision may be modified by the Committee without consent of the Participant in any manner the Committee deems reasonable or necessary. In making such modifications the Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A of the Code. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Section 409A of the Code to the extent such discretionary authority would contravene Section 409A of the Code or the guidance promulgated thereunder.

14.07.	Other Compensation and Benefits.

The adoption of this Plan shall not affect any other compensation plans in effect for the Company or any Affiliate, nor preclude the Company or any Affiliate from establishing any other compensation plan.

ARTICLE XV

AMENDMENT

Subject to applicable laws, rules and regulations, the Board may at any time terminate or, from time to time, amend, modify or suspend the Plan; provided, however, that no amendment or modification will be effective without the approval of the shareholders of the Company if such approval is required under applicable laws or the rules of the exchange on which the Common Stock is listed. No Plan amendment shall, without a Participant’s consent, adversely affect any rights of such Participant under any Award outstanding at the time such amendment is made.

ARTICLE XVI

DURATION OF PLAN

No Awards may be awarded or granted under this Plan after August  16, 2017. Awards granted before that date shall remain valid in accordance with their terms.

ARTICLE XVII

EFFECTIVE DATE OF PLAN

Options, SARs, Stock Unit Awards, Performance Share Awards, and Incentive Awards may be granted under this Plan upon its adoption by the Board, provided that no Option or SAR will be exercisable and no Stock Unit Award, Performance Share Award, or Incentive Award will be settled unless and until this Plan is approved by a majority of the votes entitled to be cast by the shareholders of the Company, voting either in person or by proxy, at a duly held shareholders’ meeting. Stock Awards may be granted under this Plan upon its approval by the shareholders of the Company in accordance with the preceding sentence.

ALLIANCE ONE INTERNATIONAL, INC.

ANNUAL MEETING OF SHAREHOLDERS

North Raleigh Hilton Hotel

Ballroom G

3415 Wake Forest Road

Raleigh, North Carolina

August 6, 2009

10:00 a.m

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement and Proxy Card

are available at http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=25603

Please sign, date and mail your proxy card in

the envelope provided as soon as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	20330030000000000000 6	080609

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

				FOR	AGAINST	ABSTAIN
1. Election of Directors: Class II nominees for three-year terms expiring in 2011:

2.   Ratification of the Appointment of Deloitte & Touche LLP as the Company’s Independent Auditors for the Fiscal Year Ending March 31, 2010

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP.

				☐	☐	☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: O John M. Hines O Mark W. Kehaya O Martin R. Wade III		FOR	AGAINST	ABSTAIN

3.   Approval of the Proposed Amendment and Restatement of the Alliance One International, Inc. 2007 Incentive Plan

The Board of Directors recommends a vote FOR the proposal to approve the proposed amendment and restatement of the Alliance One International, Inc. 2007 Incentive Plan.

				☐	☐	☐

In their discretion, the proxies are authorized to vote on such other business and matters incident to the conduct of the meeting as may properly come before it.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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0	¢

PROXY

ALLIANCE ONE INTERNATIONAL, INC.

Annual Meeting of Shareholders - August 6, 2009

This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Henry C. Babb and Robert A. Sheets or either of them, each with full power of substitution, as proxies, to represent the undersigned and to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of ALLIANCE ONE INTERNATIONAL, INC., to be held at 10:00 a.m. on Thursday, August 6, 2009, at the North Raleigh Hilton Hotel, Ballroom G, 3415 Wake Forest Road, Raleigh, North Carolina, and at any adjournment(s) or postponement(s) thereof, in accordance with the instructions given on the reverse side of this card. In their discretion, the proxies are hereby authorized to vote upon such other business as may properly come before the meeting and any adjournment(s) or postponement(s) thereof. To the extent no directions are given on a proposal, this proxy will be voted FOR the nominees listed on the reverse side, FOR the ratification of the appointment of Deloitte & Touche LLP, and FOR the proposal to approve the proposed amendment and restatement of the Alliance One International, Inc. 2007 Incentive Plan.

(Continued and to be signed on the reverse side.)

¢	14475	¢